                                                                     EXHIBIT 2.1


                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION


                              BANCORP HAWAII, INC.
                                   CU BANCORP














                               February 24, 1997

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II THE MERGER AND RELATED MATTERS . . . . . . . . . . . . . . . .   9

        2.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . .  9

        2.2      Conversion of CU Stock  . . . . . . . . . . . . . . . . .  10

        2.3      Election and Proration Procedures . . . . . . . . . . . .  11

        2.4      Adjustments for Dilution and Other Matters  . . . . . . .  14

        2.5      Conversion of Dissenting Shares . . . . . . . . . . . . .  15

        2.6      Exchange Procedures . . . . . . . . . . . . . . . . . . .  15

        2.7      Voting and Dividends  . . . . . . . . . . . . . . . . . .  16

        2.8      No Liability  . . . . . . . . . . . . . . . . . . . . . .  17

        2.9      Withholding Rights  . . . . . . . . . . . . . . . . . . .  17

        2.10     Effects of Merger . . . . . . . . . . . . . . . . . . . .  17

        2.11     Articles of Incorporation and Bylaws of Surviving Company  17

        2.12     Directors and Officers of Surviving Company . . . . . . .  17

        2.13     Options.  . . . . . . . . . . . . . . . . . . . . . . . .  17

        2.14     CU Stock Option Agreement . . . . . . . . . . . . . . . .  19



ARTICLE III THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .  20





                                       i.

        3.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . .  20

        3.2      Filings . . . . . . . . . . . . . . . . . . . . . . . . .  20

        3.3      Documents to be Delivered . . . . . . . . . . . . . . . .  20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CU  . . . . . . . . . . . . .  20

        4.1      Incorporation, Standing and Power . . . . . . . . . . . .  20

        4.2      Capitalization  . . . . . . . . . . . . . . . . . . . . .  21

        4.3      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  22

        4.4      Financial Statements  . . . . . . . . . . . . . . . . . .  22

        4.5      SEC/Regulatory Filings  . . . . . . . . . . . . . . . . .  22

        4.6      Authority of CU . . . . . . . . . . . . . . . . . . . . .  22

        4.7      Insurance . . . . . . . . . . . . . . . . . . . . . . . .  23

        4.8      Title to Assets . . . . . . . . . . . . . . . . . . . . .  24

        4.9      Real Estate . . . . . . . . . . . . . . . . . . . . . . .  24

        4.10     Litigation  . . . . . . . . . . . . . . . . . . . . . . .  24

        4.11     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  25

        4.12     Compliance with Laws and Regulations  . . . . . . . . . .  26

        4.13     Performance of Obligations  . . . . . . . . . . . . . . .  26

        4.14     Employees . . . . . . . . . . . . . . . . . . . . . . . .  27

        4.15     Brokers and Finders . . . . . . . . . . . . . . . . . . .  28

        4.16     Material Contracts  . . . . . . . . . . . . . . . . . . .  28

        4.17     Absence of Material Change  . . . . . . . . . . . . . . .  29





                                      ii.

        4.18     Licenses and Permits  . . . . . . . . . . . . . . . . . .  30

        4.19     No Material Liabilities; Environmental  . . . . . . . . .  30

        4.20     Employee Benefit Plans  . . . . . . . . . . . . . . . . .  32

        4.21     Corporate Records . . . . . . . . . . . . . . . . . . . .  35

        4.22     Offices and ATMs  . . . . . . . . . . . . . . . . . . . .  35

        4.23     Operating Losses  . . . . . . . . . . . . . . . . . . . .  35

        4.24     Loan Portfolio  . . . . . . . . . . . . . . . . . . . . .  36

        4.25     Power of Attorney . . . . . . . . . . . . . . . . . . . .  36

        4.26     Disclosure Documents, Reports and Applications  . . . . .  36

        4.27     Accuracy of Information Furnished . . . . . . . . . . . .  37

        4.28     Loan Servicing Portfolio  . . . . . . . . . . . . . . . .  37

        4.29     Certain Interests . . . . . . . . . . . . . . . . . . . .  37

        4.30     Investment Securities . . . . . . . . . . . . . . . . . .  37

        4.31     Community Reinvestment Act  . . . . . . . . . . . . . . .  38

        4.32     Knowledge as to Conditions  . . . . . . . . . . . . . . .  38

        4.33     Allowance for Possible Loan Losses  . . . . . . . . . . .  38

        4.34     Listing of Loans  . . . . . . . . . . . . . . . . . . . .  38

        4.35     Derivative Transactions . . . . . . . . . . . . . . . . .  38

        4.36     Trust Administration  . . . . . . . . . . . . . . . . . .  38

        4.37     Accounting Records  . . . . . . . . . . . . . . . . . . .  39






                                      iii.

        4.38     Intellectual Property Rights  . . . . . . . . . . . . . .  39

        4.39     1996 Financial Statements . . . . . . . . . . . . . . . .  40

        4.40     Pooling of Interests  . . . . . . . . . . . . . . . . . .  40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHI  . . . . . . . . . . . . .  40

        5.1      Incorporation, Standing and Power . . . . . . . . . . . .  40

        5.2      Capitalization  . . . . . . . . . . . . . . . . . . . . .  40

        5.3      Financial Statements  . . . . . . . . . . . . . . . . . .  40

        5.4      SEC/Regulatory Filings  . . . . . . . . . . . . . . . . .  41

        5.5      Authority of BHI  . . . . . . . . . . . . . . . . . . . .  41

        5.6      Litigation  . . . . . . . . . . . . . . . . . . . . . . .  42

        5.7      Compliance with Laws and Regulations  . . . . . . . . . .  42

        5.8      Brokers and Finders . . . . . . . . . . . . . . . . . . .  43

        5.9      Absence of Material Change  . . . . . . . . . . . . . . .  43

        5.10     Disclosure Documents, Reports and Applications  . . . . .  43

        5.11     Accuracy of Information Furnished . . . . . . . . . . . .  44

        5.12     Capital Stock . . . . . . . . . . . . . . . . . . . . . .  44

        5.13     Knowledge as to Conditions  . . . . . . . . . . . . . . .  44

ARTICLE VI COVENANTS OF CUPENDING EFFECTIVE TIME OF THE MERGERS  . . . . .  44

        6.1      Limitation on CU's and CU Bank's Conduct Prior
                 to Effective Time . . . . . . . . . . . . . . . . . . . .  44

        6.2      No Solicitation, etc. . . . . . . . . . . . . . . . . . .  47

        6.3      Affirmative Conduct of CU and CU Bank Prior
                 to Effective Time . . . . . . . . . . . . . . . . . . . .  47





                                      iv.

        6.4      Access to Information . . . . . . . . . . . . . . . . . .  49

        6.5      Notices.    . . . . . . . . . . . . . . . . . . . . . . .  50

        6.6      CU Shareholders' Meeting  . . . . . . . . . . . . . . . .  50

        6.7      D&O Coverage  . . . . . . . . . . . . . . . . . . . . . .  51

        6.8      Certain Loans and Other Extensions of Credit  . . . . . .  51

        6.9      Termination of CU Stock Plan  . . . . . . . . . . . . . .  51

        6.10     Coordination of Dividends . . . . . . . . . . . . . . . .  52

        6.11     Certain Reserves  . . . . . . . . . . . . . . . . . . . .  52

ARTICLE VII COVENANTS OF BHI . . . . . . . . . . . . . . . . . . . . . . .  52

                 Limitation on BHI's Conduct Prior to Effective Time . . .  52

        7.2      Affirmative Conduct of BHI Prior to Effective Time  . . .  53

        7.3      Access to Information . . . . . . . . . . . . . . . . . .  53

        7.4      Notices; Reports  . . . . . . . . . . . . . . . . . . . .  53

        7.5      BHI Option Plan Amendment . . . . . . . . . . . . . . . .  54

ARTICLE VIII ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . . .  54

        8.1      Regulatory Matters  . . . . . . . . . . . . . . . . . . .  54

        8.2      Legal Conditions to Merger  . . . . . . . . . . . . . . .  55

        8.3      Customer Calls  . . . . . . . . . . . . . . . . . . . . .  56

        8.4      Certain Filings, Consents and Arrangements  . . . . . . .  56

        8.5      Additional Agreements; Parties  . . . . . . . . . . . . .  56






                                       v.

        8.6      Publicity . . . . . . . . . . . . . . . . . . . . . . . .  57

        8.7      Pre-Closing Adjustments . . . . . . . . . . . . . . . . .  57

        8.8      Director Resignations . . . . . . . . . . . . . . . . . .  57

        8.9      [Reserved.] . . . . . . . . . . . . . . . . . . . . . . .  57

        8.10     [Reserved.] . . . . . . . . . . . . . . . . . . . . . . .  57

        8.11     Notices and Communications  . . . . . . . . . . . . . . .  58

        8.12     Insurance Policies Assignment . . . . . . . . . . . . . .  58

        8.13     Affiliates and Five Percent Shareholders  . . . . . . . .  58

        8.14     Letters of CU's Accountants . . . . . . . . . . . . . . .  58

        8.15     Shareholders' Agreement . . . . . . . . . . . . . . . . .  58

        8.16     Cooperation of CU Bank  . . . . . . . . . . . . . . . . .  59

ARTICLE IX CONDITIONS PRECEDENT TO THE MERGER  . . . . . . . . . . . . . .  59

        9.1      Shareholder Approval  . . . . . . . . . . . . . . . . . .  59

        9.2      No Judgments or Orders  . . . . . . . . . . . . . . . . .  59

        9.3      Regulatory Approvals  . . . . . . . . . . . . . . . . . .  59

        9.4      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . .  59

        9.5      S-4 and Proxy Statement . . . . . . . . . . . . . . . . .  60

        9.6      NYSE Listing  . . . . . . . . . . . . . . . . . . . . . .  60

ARTICLE X CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CU  . . . . . . . . .  60

        10.1     Legal Opinion . . . . . . . . . . . . . . . . . . . . . .  60

        10.2     Representations and Warranties; Performance of Covenants   60






                                      vi.

        10.3     Absence of Certain Changes  . . . . . . . . . . . . . . .  60

        10.4     Officers' Certificate . . . . . . . . . . . . . . . . . .  61


ARTICLE XI CONDITIONS PRECEDENT TO OBLIGATIONS OF BHI  . . . . . . . . . .  61

        11.1     Legal Opinion . . . . . . . . . . . . . . . . . . . . . .  61


        11.2     Representations and Warranties; Performance of Covenants   61

        11.3     Authorization of Mergers  . . . . . . . . . . . . . . . .  61

        11.4     Absence of Regulatory Conditions  . . . . . . . . . . . .  61

        11.5     Third Party Consents  . . . . . . . . . . . . . . . . . .  62

        11.6     Absence of Certain Changes  . . . . . . . . . . . . . . .  62

        11.7     Officers' Certificate . . . . . . . . . . . . . . . . . .  62

        11.8     Blue Sky Matters  . . . . . . . . . . . . . . . . . . . .  62

        11.9     Affiliate Agreements  . . . . . . . . . . . . . . . . . .  62

        11.10    Shareholder's Agreements  . . . . . . . . . . . . . . . .  62

        11.11    Comfort Letters . . . . . . . . . . . . . . . . . . . . .  62

        11.12    CU Stock Option Agreement . . . . . . . . . . . . . . . .  62

        11.13    Resignations  . . . . . . . . . . . . . . . . . . . . . .  62

        11.14    Payment of Expenses . . . . . . . . . . . . . . . . . . .  63

        11.15    Dissenters  . . . . . . . . . . . . . . . . . . . . . . .  63

        11.16    Deposits  . . . . . . . . . . . . . . . . . . . . . . . .  63

        11.17    Audit Opinion . . . . . . . . . . . . . . . . . . . . . .  63





                                      vii.

ARTICLE XII EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . .  63

        12.1     Employee Benefits . . . . . . . . . . . . . . . . . . . .  63

        12.2     Prior Service Credit  . . . . . . . . . . . . . . . . . .  64

        12.3     Management Retention and Other Agreements . . . . . . . .  64

        12.4     Grant of BHI Options  . . . . . . . . . . . . . . . . . .  64

        12.5     Payment of Accrued Bonuses  . . . . . . . . . . . . . . .  64

        12.6     Indemnification of Directors and Officers . . . . . . . .  65

ARTICLE XIII TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  65

        13.1     Termination . . . . . . . . . . . . . . . . . . . . . . .  65

        13.2     Effect of Termination . . . . . . . . . . . . . . . . . .  66

ARTICLE XIV MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .  67

        14.1     Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  67

        14.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . .  67

        14.3     Successors and Assigns  . . . . . . . . . . . . . . . . .  68

        14.4     Counterparts  . . . . . . . . . . . . . . . . . . . . . .  68

        14.5     Effect of Representations and Warranties  . . . . . . . .  68

        14.6     Third Parties . . . . . . . . . . . . . . . . . . . . . .  68

        14.7     Schedules; Exhibits; Integration  . . . . . . . . . . . .  68

        14.8     Knowledge; Materialty.  . . . . . . . . . . . . . . . . .  69

        14.9     Governing Law . . . . . . . . . . . . . . . . . . . . . .  69

        14.10    Schedules . . . . . . . . . . . . . . . . . . . . . . . .  69



                                 viii.

        14.11    Captions  . . . . . . . . . . . . . . . . . . . . . . . .  69

        14.12    Severability  . . . . . . . . . . . . . . . . . . . . . .  69

        14.13    Waiver and Modification . . . . . . . . . . . . . . . . .  69

        14.14    Attorney's Fees . . . . . . . . . . . . . . . . . . . . .  70

        14.15    Jury Waiver . . . . . . . . . . . . . . . . . . . . . . .  70






                                      ix.

                      AGREEMENT AND PLAN OF REORGANIZATION



                 This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 24th day of February, 1997, by and between Bancorp Hawaii, Inc., a Hawaii corporation ("BHI"), and CU Bancorp, a California corporation ("CU").

                                R E C I T A L S:

                 WHEREAS, BHI and CU desire to effect a merger (the "Merger") in accordance with the terms of this Agreement.

                 WHEREAS, the respective Boards of Directors of BHI and CU believe that the proposed Merger, on the terms and conditions set forth herein, is in the best interests of their respective corporations and shareholders.

                 WHEREAS, BHI and CU Bancorp desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

                 WHEREAS, the parties intend that for federal income tax purposes the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

                 NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, BHI and CU hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

                 1.1 "Affiliate" of, or a Person "Affiliated" with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                 1.2 "Agreement of Merger" means the Agreement and Plan of Merger to be entered into by and between BHI and CU substantially in the form of Exhibit A hereto, but subject to any changes that may be necessary to conform to any requirements of any regulatory agency having authority over the Merger.

                 1.3 "Alternative Transaction" means any of the following involving CU or CU Bank (other than transactions with BHI contemplated by this Agreement): any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of CU or CU Bank (as applicable) representing 10% or more of CU's consolidated assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of CU or CU Bank; a tender offer or exchange offer for at least 10% of the outstanding shares of CU; a bona fide solicitation of proxies in opposition to approval of the Merger by CU's shareholders; or a public announcement of a proposal, plan, or intention to do any of the foregoing.

                 1.4      "ATM" has the meaning set forth in Section 4.22.

                 1.5 "Average Price of BHI Stock" means the average of the Closing Price of BHI Stock for the 20 consecutive trading days ending on the third trading day immediately prior to the Closing Date (subject to adjustment as provided below). The term "trading day" shall mean a day on which trading generally takes place on the NYSE and on which trading in BHI Stock has not been halted or suspended. In the event BHI pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or distribution with respect to the BHI Stock between the date of this Agreement and the Effective Time, appropriate adjustments will be made to the Average Price of BHI Stock.

                 1.6 "BHC Act" means the Bank Holding Company Act of 1956, as amended.

                 1.7 "BHI Option Plan Amendment" means the amendment to the BHI Stock Option Plan contemplated by Section 2.13.

                 1.8 "BHI Options" means options to purchase BHI Stock granted by BHI.

                 1.9 "BHI Schedules" means the schedules prepared and delivered by BHI pursuant to this Agreement.

                 1.10 "BHI Stock" means the common stock, $2.00 par value, of BHI.





                                       2.

                 1.11 "BHI Stock Option Plan" means the Bancorp Hawaii, Inc. Stock Option Plan of 1994.

                 1.12 "BHI Supplied Information" has the meaning set forth in Section 5.10.

                 1.13 "Business Day" means any day other than Saturday, Sunday or a day on which commercial banks in either of California or Hawaii are authorized or required to be closed.

                 1.14 "California Secretary" means the Secretary of State of the State of California.

                 1.15     "Cash Election" has the meaning set forth in Section
2.3(a).

                 1.16     "Cash Proration Factor" has the meaning set forth in
Section 2.3(c).

                 1.17     "Closing" has the meaning set forth in Section 3.1.

                 1.18 "Closing Date" means the date on which the Closing is to be conducted, as provided by Section 3.1.

                 1.19 "Closing Price of BHI Stock" means the closing price of BHI Stock on the NYSE as reported in The Wall Street Journal.

                 1.20 "Code" means the Internal Revenue Code of 1986, as amended.

                 1.21 "Combination Cash Election" and "Combination Stock Election" have the meanings set forth in Section 2.3(a).

                 1.22 "Commissioner" means the Commissioner of Financial Institutions of the State of Hawaii.

                 1.23     "Covered Loan" has the meaning set forth in Section
4.24.

                 1.24 "CU Bank" means California United Bank, a California-chartered commercial bank.

                 1.25 "CU Bank Stock" means the common stock, $5.00 par value, of CU Bank.

                 1.26     "CUBNA" means California United Bank, National
Association.





                                       3.

                 1.27     "CU Employee Plans" has the meaning set forth in
Section 4.20.

                 1.28 "CU Option Plan" means, collectively, each plan included in the CU Stock Plan that provides for the issuance of options to acquire CU Stock.

                 1.29 "CU Options" means options, rights or warrants to purchase CU Stock granted by CU (other than the CU Stock Option Agreement).

                 1.30     "CU Real Property" has the meaning set forth in
Section 4.9.

                 1.31     "CU Scheduled Contracts" has the meaning set forth in
Section 4.16.

                 1.32 "CU Schedules" means the Schedules prepared and delivered by CU pursuant to this Agreement.

                 1.33 "CU Shareholders' Meeting" means the meeting of CU's shareholders referred to in Section 6.6 hereof, including any adjournments or postponements thereof.

                 1.34 "CU Stock" means the common stock, no par value, of CU (including certificates representing securities of any Predecessor entitled to be converted into or exchanged for certificates for CU common stock).

                 1.35 "CU Stock Option Agreement" or "Stock Option Agreement" means the Stock Option Agreement entered into between CU and BHI and attached hereto as Exhibit B.

                 1.36 "CU Stock Plan" means, collectively, the following CU plans: (i) the 1983 Employee Stock Option Plan, (ii) 1985 Employee Stock Option Plan, (iii) 1987 Special Stock Option Plan, (iv) 1993 Employee Stock Option Plan, (v) 1994 Non-Employee Director Stock Option Plan, (vi) 1995 Restricted Stock Plan, (vii) 1996 Non-Employee Director Stock Option Plan,
(viii) 1996 Employee Stock Option Plan, (ix) 1996 Restricted Stock Plan, and
(x) the CU Bancorp 1996 Conversion Option Plan.

                 1.37 "CU Supplied Information" has the meaning set forth in Section 4.26.

                 1.38 "DCCA" means the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.

                 1.39 "Dissenting Shares" means any shares of CU Stock issued and outstanding immediately prior to the Effective Time of the Merger that are "dissenting shares" as that term is defined in Section 1300(b) of the California Corporations Code.





                                       4.

                 1.40 "Effective Time" means the date and time of filing of Articles of Merger and the Agreement of Merger with DCCA or such later effective time as may be agreed by the parties and set forth in such Articles.

                 1.41     "Election Deadline" has the meaning set forth in
Section 2.3(b).

                 1.42     "Election Form" has the meaning set forth in Section
2.3(a).

                 1.43 "Election Form Record Date" has the meaning set forth in Section 2.3(a).

                 1.44     "Employee Benefit Plan" has the meaning set forth in
Section 4.20(a).

                 1.45 "Employee Pension Benefit Plan" has the meaning set forth in Section 4.20(b).

                 1.46 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 1.47 "Environmental Law" means any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources; (B) exposure of Persons, including employees, to Hazardous Substances or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances; or
(D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C.
Section 2601 et seq.; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; (6) The Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 1101 et seq.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and (10) all comparable state and local laws, laws of other jurisdictions or





                                       5.

orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section 25300 et seq.

                 1.48 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 1.49 "Exchange Agent" means the financial institution appointed by BHI, with the consent of CU, to effect the exchange contemplated by Article II hereof.

                 1.50 "Exchange Ratio" has the meaning set forth in Section 2.2(a).

                 1.51     "FDIC" means the Federal Deposit Insurance
Corporation.

                 1.52 "FDIC Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU or CU Bank with the FDIC during the time period from January 1, 1994 through the date of this Agreement.

                 1.53 "Financial Statements of BHI" means (i) the audited consolidated financial statements and notes thereto of BHI and the related opinions thereon included in BHI's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 and (ii) the unaudited consolidated interim financial statements and notes thereto of BHI included in BHI's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996.

                 1.54 "Financial Statements of Corporate Bank" means the audited consolidated financial statements of Corporate Bank for the years ended December 31, 1993 and 1994, the unaudited statements of operations of Corporate Bank for the nine months ended September 30, 1995 and 1994, and the unaudited balance sheets of Corporate Bank as of September 30, 1995 and 1994.

                 1.55 "Financial Statements of CU" means (i) the audited consolidated financial statements and notes thereto of CU and the related opinions thereon included in CU's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 and (ii) the unaudited consolidated interim financial statements and notes thereto of CU included in CU's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996.

                 1.56 "Financial Statements of Home" mean (i) the audited consolidated financial statements and notes thereto of Home Interstate Bancorp and the related opinions thereon included in its Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995 and (ii) the unaudited consolidated interim financial statements and notes thereto





                                       6.

of Home Interstate Bancorp included in its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996.

                 1.57 "FRB" means the Board of Governors of the Federal Reserve System.

                 1.58 "FRB Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU or CU Bank with the FRB during the time period from January 1, 1994 through the date of this Agreement.

                 1.59 "Hazardous Substances" means (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, toxicity, carcinogenicity, or reproductive toxicity; (ii) oil, petroleum or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to Persons on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                 1.60 "Home" means Home Interstate Bancorp, a California corporation.

                 1.61 "Immediate Family" means a Person's spouse, parents, in-laws, children and siblings.

                 1.62     "IRS" means the Internal Revenue Service.

                 1.63 "Maximum Stock Amount" and "Minimum Stock Amount" have the meanings set forth in Section 2.3(c).

                 1.64 "Non-Performing Loans" means loans or investments held by CU Bank which are (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, (ii) classified as "loss," "doubtful," "substandard," "other assets especially mentioned" or "special mention," or (iii) on non-accrual status in accordance with CU Bank's loan review procedures.

                 1.65     "NYSE" means the New York Stock Exchange.





                                       7.

                 1.66 "OCC" means the Office of the Comptroller of the Currency.

                 1.67 "OCC Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU or CU Bank with the OCC during the time period from January 1, 1994 through the date of this Agreement.

                 1.68     "Operating Loss" has the meaning set forth in Section
4.23.

                 1.69 "Other Real Estate Owned" means any real property owned or acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith.

                 1.70 "Per Share Cash Consideration" has the meaning set forth in Section 2.2(a).

                 1.71 "Person" means any individual, corporation, association, partnership, joint venture, other entity, government or governmental department or agency.

                 1.72 "Predecessors" means such corporations and banks as heretofore have been merged into either of CU or CU Bank (including without limitation, in the case of CU, Home Interstate Bancorp, a California corporation, and in the case of CU Bank, CUBNA and Corporate Bank, a California state-chartered bank).

                 1.73 "Proxy Statement" means the Proxy Statement and Prospectus that is used to solicit proxies for the CU Shareholders' Meeting and to offer and sell the shares of BHI Stock to be issued in connection with the Merger.

                 1.74     "Ratification Date" has the meaning set forth in
Section 2.13(d).

                 1.75 "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

                 1.76 "S-4" means the registration statement on Form S-4 to be filed with the SEC relating to the registration under the Securities Act of the BHI Stock to be issued in connection with the Merger.

                 1.77     "SEC" means the Securities and Exchange Commission.





                                       8.

                 1.78 "SEC Filings of BHI" means all reports, registration statements, proxy statements or other filings made by BHI with the SEC during the time period from January 1, 1994 through the date of this Agreement.

                 1.79 "SEC Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU with the SEC during the time period from January 1, 1994 through the date of this Agreement.

                 1.80     "Secured Loan" has the meaning set forth in Section
4.24.

                 1.81 "Securities Act" means the Securities Act of 1933, as amended.


                 1.82 ASenior Management Group@ means the following senior officers of CU and its subsidiaries: Stephen Carpenter, David Rainer, Anne Williams, Anita Wolman, Patrick Hartman, Doug Goddard, Emily Hamilton and James
P. Staes.

                 1.83 "Stock Election" has the meaning set forth in Section 2.3(a).

                 1.84     "Stock Proration Factor" has the meaning set forth in
Section 2.3(c).

                 1.85 "Superintendent" means the Superintendent of Banks of the State of California or the successor thereto.

                 1.86 "Surviving Company" means the corporation surviving the Merger.

                 1.87 "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, workers' compensation, disability, Pension Guaranty Benefit Corporation premium, real property, personal property, ad valorem, sales, use, transfer, conveyance, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever and however denominated, including any interest, penalty, or addition thereto, whether disputed or not.

                 1.88 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.





                                       9.

                 1.89 "Understanding" means any contract, agreement, understanding, commitment or offer, whether written or oral, which is or to the knowledge of CU is reasonably likely to become a binding obligation if accepted by another Person.

                 1.90     "Undesignated Shares" has the meaning set forth in
Section 2.3(a).

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

                  2.1 The Merger. The Merger shall become effective at the date and time of filing of Articles of Merger and the Agreement of Merger with DCCA (or at such later effective time as may be agreed by the parties and set forth in the Articles of Merger) in accordance with applicable provisions of Hawaii law. At the Effective Time, the following transactions will be deemed to have occurred simultaneously:

                 (a) CU shall be merged with and into BHI with BHI being the Surviving Company, the separate corporate existence of CU shall cease, and BHI shall continue its existence under the laws of the State of Hawaii.

                 (b) Each share of BHI Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Company and shall not be converted or otherwise affected by the Merger.

                 (c) Subject to Sections 2.1(d), 2.1(e) and 2.3(e), each share of CU Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be automatically canceled and cease to be an issued and outstanding share of CU Stock and shall be converted into the right to receive BHI Stock or cash as provided in Section 2.2(a).

                 (d) Each Dissenting Share of CU Stock shall not be converted into or represent a right to receive BHI Stock or cash hereunder unless and until such shares have lost their status as dissenting shares under Chapter 13 of the California Corporations Code, at which time such shares shall be converted either into cash or BHI Stock pursuant to Section 2.5.

                 (e) Any shares of CU Stock held by BHI (or any of its wholly owned subsidiaries) or CU (or any of its wholly owned subsidiaries), other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  2.2     Conversion of CU Stock.





                                      10.

                 (a) Subject to the other provisions of this Article II, each share of CU stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and CU Stock described in Section 2.1(e) ) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3, either:

                          (i)     a fraction of a share of BHI Stock equal to
the quotient (such quotient, the "Exchange Ratio") of (i) $15.34 divided by
(ii) the Average Price of BHI Stock; provided, in the event that the Average Price of BHI Stock shall be more than $51.03125, the Exchange Ratio shall be
 .3006 and in the event that the Average Price of BHI Stock shall be less than $37.71875, the Exchange Ratio shall be .4067; or

                          (ii)    cash in the amount of $15.34 (such amount,
the "Per Share Cash Consideration").

                 (b) At the Effective Time, the stock transfer books of CU shall be closed as to holders of CU Stock immediately prior to the Effective Time and no transfer of CU Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 2.6 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of BHI Stock, if any, and/or a check representing the amount of cash, if any, into which the CU Stock represented thereby was converted in the Merger, plus any payment for a fractional share of BHI Stock.

                  2.3     Election and Proration Procedures.

                 (a) Election Forms and Types of Election. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CU Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as BHI and CU shall mutually agree ("Election Form") shall be mailed no less than thirty-five days prior to the anticipated Closing Date or on such other date as BHI and CU shall mutually agree ("Mailing Date") to each holder of record of CU Stock as of five Business Days prior to the Mailing Date ("Election Form Record Date"). CU shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of CU Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and CU shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive either (i) BHI Stock (a "Stock Election") with respect to all of such holder's CU Stock, or (ii) cash (a "Cash Election") with respect to all of such holder's CU Stock, or (iii) a specified number of shares of CU Stock to receive BHI Stock (a "Combination Stock





                                      11.

Election") and a specified number of shares of CU Stock to receive cash (a "Combination Cash Election"). Any CU Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder.

                 (b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. on the later of the 30th day following the Mailing Date or the 31st day following the mailing of any notice required by Section 1301 of the California Corporations Code (or such other time and date as BHI and CU may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of CU Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of CU Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of CU Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and BHI shall cause the certificates representing such shares of CU Stock to be promptly returned without charge to the Person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of BHI and CU required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither BHI nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

                 (c) Proration. As promptly as practicable but not later than ten calendar days after the Effective Time, BHI shall cause the Exchange Agent to effect the allocation among the holders of CU Stock of rights to receive BHI Stock or cash in the merger in accordance with the Election Forms as follows:

                          (i)     if the aggregate number of shares of CU Stock
as to which Stock Elections and Combination Stock Elections shall have effectively been made exceeds, and is not approximately equal to, 80% of the issued and outstanding shares of CU Stock as of the Effective Time (the "Maximum Stock Amount"), then:





                                      12.

                                  (A)      All Undesignated Shares and
Dissenting Shares shall be deemed to have made Cash Elections; and

                                  (B)      the Exchange Agent shall select by
lot some or all of the Persons who hold of record 100 or less shares of CU Stock who effectively made Stock Elections or Combination Stock Elections and shall treat them for purposes of this Section 2.3(c) as having made a Cash Election, to the extent necessary to reach the Maximum Stock Amount. If the remaining shares of CU Stock as to which Stock Elections and Combination Stock Elections have been effectively made (the ARemaining Stock Election Shares@) exceeds, and is not approximately equal to, the Maximum Stock Amount, then:

                                  (C)      a stock proration factor (the "Stock
Proration Factor") shall be determined by dividing the Maximum Stock Amount by the Remaining Stock Election Shares. Each holder of such Remaining Stock Election Shares shall be entitled to receive in respect thereof:

                                        (I)     the number of shares of BHI
Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of such Remaining Stock Election Shares held by such holder multiplied by (z) the Stock Proration Factor; and

                                        (II)    cash in an amount equal to the
product of (x) the Per Share Cash Consideration, multiplied by (y) the number of Remaining Stock Election Shares held by such holder, multiplied by (z) one minus the Stock Proration Factor.

                          (ii)    if  the aggregate number of shares of CU
Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made shall be less than, and not approximately equal to, 60% of the issued and outstanding shares of CU Stock as of the Effective Time (the "Minimum Stock Amount"), then:

                                  (A)      the Exchange Agent shall select by
lot some or all of the Persons who hold of record Undesignated Shares and shall treat them for purposes of this Section 2.3(c) as having made a Stock Election, to the extent necessary to reach the Minimum Stock Amount. All Undesignated Shares so selected shall be converted into the right to receive BHI Stock (and if it is not necessary to select all Undesignated Shares to reach the Minimum Stock Amount, Undesignated Shares not so selected shall be converted into the right to receive cash). If thereafter the total number of shares of CU Stock as to which Stock Elections and Combination Stock Elections have been effectively made or deemed made is less than, and not approximately equal to, the Minimum Stock Amount, then:

                                  (B)      a cash proration factor (the "Cash
Proration Factor") shall be determined by dividing the Minimum Stock Amount (less the shares for which a Stock





                                      13.

Election or Combination Stock Election has been effectively made or deemed made) by the total number of shares of CU Stock as to which Cash Elections and Combination Cash Elections have been effectively made (the ACash Election Shares@). Each holder of such Cash Election Shares shall be entitled to receive in respect thereof:

                                        (I)     cash equal to the product of
(x) the Per Share Cash Consideration, multiplied by (y) the number of Cash Election Shares held by such holder, multiplied by (z) one minus the Cash Proration Factor; and

                                        (II)    the number of shares of BHI
Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of Cash Election Shares held by such holder, multiplied by (z) the Cash Proration Factor.

                          (iii)   if the aggregate number of shares of CU Stock
as to which Stock Elections and Combination Stock Elections shall have effectively been made is approximately equal to or exceeds the Minimum Stock Amount and is also less than or approximately equal to the Maximum Stock Amount, then:

                                  (A)      all Undesignated Shares and
Dissenting Shares shall be deemed to have made Cash Elections; and

                                  (B)      each holder of CU Stock who made an
effective Stock Election or Combination Stock Election shall be entitled to receive BHI Stock with respect to the number of shares of CU Stock covered by such Stock Election or Combination Stock Election; and

                                  (C)      each holder of CU Stock who made an
effective Cash Election or Combination Cash Election shall be entitled to receive cash with respect to the number of shares of such holder's CU Stock covered by such Cash Election or Combination Cash Election.

                 (d) Calculations. The calculations required by Section 2.2(a)(i) shall be prepared by BHI prior to the anticipated Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of BHI and furnished to CU two Business Days prior to the Closing Date showing the manner of calculation in reasonable detail, which shall be conclusive absent manifest error. Any calculation of a portion of a share of BHI Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent. For purposes of this Section 2.3, the shares of CU Stock for which BHI Stock is to be issued as consideration in the Merger shall be deemed to be "approximately equal" to the Minimum or Maximum Stock Amount if such number is within 25,000 shares (of CU Stock) of such amount.





                                      14.

                 (e) No Fractional Shares. Notwithstanding any other provisions of this Agreement, each holder of shares of CU Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BHI Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BHI Stock multiplied by the Average Price of BHI Stock. No holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of BHI Stock.

                  2.4 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (a) CU shall declare a stock dividend or distribution on the CU Stock, or subdivide, split up, reclassify or combine the CU Stock, or declare a dividend, or make a distribution, on the CU Stock, in any security convertible into CU Stock (provided that no such action may be taken by CU without BHI's prior written consent as provided in Section 6.1) or (b) the outstanding shares of BHI Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in BHI's capitalization, then an appropriate adjustment or adjustments will be made to the Exchange Ratio (including the Average Price of BHI Stock and the Average Price of BHI Stock below and above which the Exchange Ratio is a specified amount pursuant to Section 2.2).

                  2.5     Conversion of Dissenting Shares.

                 (a) CU shall give BHI prompt notice upon receipt by CU of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to Chapter 13 of the California Corporations Code and shall give BHI the opportunity to direct all negotiations and proceedings with respect to such demands. CU shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of BHI, settle or offer to settle such demands. Each holder of CU Stock who becomes entitled, pursuant to provisions of said Chapter 13 of the California Corporations Code, to payment for his or her Dissenting Shares under the provisions of said Chapter shall receive payment therefor directly or indirectly from BHI and such shares of CU Stock shall be canceled.

                 (b) If prior to the Election Deadline any shareholder of CU shall fail to perfect, or shall effectively withdraw or lose, his or her rights under Chapter 13 of the California Corporations Code, the Dissenting Shares of such holder shall be treated for purposes of this Article II as any other shares of outstanding CU Stock. If, after the Election Deadline, any holder of CU Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under Chapter 13 of the California





                                      15.

Corporations Code, each Dissenting Share of such holder shall be converted into the right to receive the Per Share Cash Consideration pursuant to this Article II.

                  2.6     Exchange Procedures.

                 (a) Exchange Agent. No later than the Effective Time, BHI shall deposit with the Exchange Agent the number of shares of BHI Stock issuable in the Merger and the amount of cash payable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to BHI Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

                 (b) Exchange of Certificates and Cash. After completion of the allocation procedure set forth in Section 2.3, each holder of a certificate formerly representing CU Stock (other than Dissenting Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing BHI Stock and/or cash to which such holder would otherwise be entitled. The Exchange Agent shall accept such CU certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.6, each certificate representing CU Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and/or BHI Stock, as the case may be, upon such surrender. BHI shall not be obligated to deliver the consideration to which any former holder of CU Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of CU Stock (or customary affidavits and indemnification regarding the loss or destruction of such certificate) for exchange as provided in this Section 2.6. If any certificate for shares of BHI Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

                 (c) Affiliates. Certificates surrendered for exchange by any Person constituting an "affiliate" of CU for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing whole shares of BHI Stock until BHI has received a written agreement from such Person as contemplated by Section 8.13(a).





                                      16.

                  2.7 Voting and Dividends. Former shareholders of record of CU shall be entitled to vote after the Effective Time at any meeting of BHI stockholders the number of whole shares of BHI Stock into which their respective shares of CU Stock are converted, regardless of whether such holders have exchanged their certificates representing CU Stock for certificates representing BHI Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 2.6 of this Agreement, each certificate theretofore representing shares of CU Stock (other than shares to be canceled pursuant to Section 2.1(e) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive shares of BHI Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to BHI Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of CU Stock with respect to the shares of BHI Stock represented thereby, until the holder of such certificate of CU Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Stock for which shares of BHI Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of BHI Stock to which such holder is entitled pursuant to
Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of BHI Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BHI Stock.

                  2.8 No Liability. Neither BHI, CU nor the Exchange Agent shall be liable to any holder of shares of CU Stock for any shares of BHI Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.9 Withholding Rights. BHI or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CU Stock such amounts as BHI or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by BHI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CU Stock in respect of which such deduction and withholding was made by BHI or the Exchange Agent.

                  2.10 Effects of Merger. At and after the Effective Time, the Merger will have the effects set forth in the Hawaii Business Corporation Act and the California Corporations Code.





                                      17.

                  2.11 Articles of Incorporation and Bylaws of Surviving Company. At the Effective Time, the Articles of Incorporation and Bylaws of BHI as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Company.

                  2.12 Directors and Officers of Surviving Company. At the Effective Time, the directors and officers of BHI immediately prior to the Effective Time shall be the directors and officers of the Surviving Company.

                  2.13    Options.

                 (a) Subject to Sections 2.13(a) through 2.13(d), the unexercised CU Options held by each Person who is at the Effective Time an employee of CU Bank shall be assumed, or replaced with a comparable substituted option, by the Surviving Company as of the Effective Time. Such assumption shall be accomplished pursuant to the BHI Option Plan Amendment to be adopted prior to the Closing Date (subject to subsequent approval or ratification by the holders of a majority of the outstanding BHI Stock) and pursuant to new option agreements with each optionee. Each CU Option so assumed or replaced shall at the Effective Time be deemed to be an option (a "Replacement Option") granted by the Surviving Company to acquire BHI Stock. Subject to Section 2.13(d), the per share exercise price for the Replacement Options granted to each optionee shall be equal to the exercise price of such optionee's CU Options which are converted into such Replacement Options divided by the Exchange Ratio, and shall be for such number of shares of BHI Stock as are equal to the product of the Exchange Ratio multiplied by the number of shares of CU Stock subject to such CU Options (except that no option shall be deemed granted by the Surviving Company to acquire a fractional share of BHI Stock). The new option agreements contemplated by this Section 2.13(a) shall be distributed to CU employees who then hold unexercised CU Options no later than 20 calendar days prior to the anticipated Closing Date, which new option agreements as executed by the employees must be returned to BHI no later than 10 calendar days prior to the anticipated Closing Date in order for such assumption or replacement to be effective.

                 (b) Assumption of such CU Options shall be contingent upon (i) the Closing, (ii) the execution prior to the Closing Date by the particular optionee, BHI and CU of a new option agreement providing for the assumption or replacement of such optionee's unexercised CU Options and (iii) the employment by CU Bank of the optionee at the Effective Time.

                 (c) To the extent that the assumption or replacement of a CU Option by the Surviving Company would result in the issuance of an option to purchase a fractional share of BHI Stock, such fractional share option shall be canceled, and the aggregate exercise price of the optionee's Replacement Options shall be reduced by the proportionate amount of the aggregate exercise price attributable to the fractional share.





                                      18.

                 (d) The assumption or replacement by the Surviving Company of CU Options pursuant to the BHI Option Plan Amendment and the new option agreements shall (unless otherwise agreed by BHI and CU) be subject to the following limitations:

                          (i)     The excess of the aggregate fair market value
of the shares of BHI Stock subject to a Replacement Option immediately after the assumption over the aggregate option exercise price for such shares of BHI Stock shall not be greater than the excess of the aggregate fair market value of the shares subject to the CU Option immediately before the assumption over the aggregate option exercise price for such shares of CU Stock.

                          (ii)    For any option, on a share by share
comparison, the ratio of the option exercise price to the fair market value of the BHI Stock subject to the Replacement Option immediately after the assumption shall not be more favorable to the optionee than the ratio of the CU Option exercise price to the fair market value of the CU Stock subject to the option immediately before the assumption.

                          (iii)   The optionee shall not receive additional
benefits under the Replacement Option which he did not have under the CU
Option.

                          (iv)    Replacement Options shall not be exercisable
prior to the date ("Ratification Date") on which the BHI Option Plan Amendment is approved or ratified by the holders of a majority of the outstanding shares of BHI Stock. However, in the event that the exercise period for a Replacement Option would otherwise expire during the period from the Effective Time through the Ratification Date (including expiration of the exercise period following termination of employment), such Replacement Option shall be deemed to be a nonqualified stock option not described in Code Section 422 (if not otherwise already designated a nonqualified stock option) and the exercise period for such Replacement Option shall be extended to the date that is 90 days following the Ratification Date.

                 (e) Each CU Option issued pursuant to the CU Stock Plan that is outstanding and unexercised at the Effective Time and that is not assumed or replaced pursuant to Sections 2.13(a) to 2.13(d) (including any such CU Option as to which an optionee has executed a new option agreement as contemplated by Section 2.13(b) but has ceased to be an employee of CU Bank at the Effective Time) shall automatically terminate at the Effective Time.

                 (f) If approval or ratification of BHI's shareholders is not received on or prior to June 30, 1998, each Replacement Option shall be void, and BHI shall pay the holder thereof the amount provided by this Section 2.13(f), which amount shall be calculated by reference to the Closing Price of BHI Stock on the earlier of the date of disapproval or June 30, 1998 (the "Determination Date"), and paid within five (5) Business Days thereafter in cash or cash





                                      19.

equivalent or, at the election of BHI in its sole discretion, by delivery of such number of shares of BHI Stock as equals the amount to be paid hereunder divided by the Closing Price of BHI Stock on the Determination Date, rounded down to a whole share, plus cash for any fractional share. Any payment required by this Section 2.13(f) shall be in an amount equal to difference between (a) the product of the number of shares of BHI Stock covered by such optionee's Replacement Options multiplied by the Closing Price of BHI Stock on the relevant date, less (b) the aggregate exercise price for all such Replacement Options held by the optionee.

                 (g)      Except for CU Options assumed as provided herein:
(i) CU shall cause the CU Stock Plan and any other plan, program or arrangement pursuant to which CU is or may be required to issue CU Stock or compensation based on CU Stock, and all rights thereunder to purchase shares of CU Stock or BHI Stock, to be terminated as of the Effective Time, and (ii) CU shall ensure that following the Effective Time no holder of CU Options or any participant in any CU Stock Plan shall have any right thereunder to acquire any equity securities of CU or of BHI.

                 (h) Each BHI Option issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

                  2.14 CU Stock Option Agreement. Concurrently with the execution of this Agreement, BHI and CU have executed the CU Stock Option Agreement, pursuant to which agreement CU has granted the right to purchase up to 19.9% of the issued and outstanding shares of capital stock of CU on the terms and subject to the conditions set forth in such agreement.

                                  ARTICLE III

                                  THE CLOSING

                   3.1 Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m. Pacific time, on the first Friday (unless such date is not a Business Day, in which case it will be the preceding Business
Day), that is both (a) after satisfaction of each of the conditions set forth in Articles IX, X and XI; and (b) no less than four Business Days after the occurrence of the Election Deadline. The Closing will be conducted at 555 South Flower Street, 25th Floor, Los Angeles, California 90071-2326 or such other location as the parties may agree.

                   3.2 Filings. Concurrently with execution of this Agreement, the parties have executed the Agreement of Merger, and shall promptly reexecute the Agreement of Merger if any changes thereto are necessary to conform to any requirements of any regulatory agency having authority over the Merger. On the Closing Date, or as soon as practicable thereafter, the parties shall cause to be duly filed with DCCA, as required by applicable law and regulations, duly executed Articles of Merger with the Agreement of Merger, together with all requisite





                                      20.

certificates. BHI and CU shall each execute, deliver and/or certify each and every document, certificate or other instrument required under California law to be filed with the California Secretary in order for the effectiveness of the merger to be recognized in California. BHI shall file such items no later than three Business Days following the Effective Time.

                   3.3 Documents to be Delivered. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF CU

                 CU represents and warrants to BHI as follows:

                  4.1 Incorporation, Standing and Power. CU has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. CU Bank has been duly incorporated and is validly existing as a state chartered bank under the laws of the State of California and is a member of the Federal Reserve System, and its deposits are insured by the FDIC in the manner and to the fullest extent provided by law. CU and CU Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of CU or CU Bank nor the location of any of their respective properties requires that CU or CU Bank be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole.

                  4.2     Capitalization.

                 (a) As of the date of this Agreement, the authorized capital stock of CU consists of 24,000,000 shares of CU Stock, of which 11,358,898 shares were outstanding on February 21, 1997, and 10,000,000 shares of serial preferred stock, none of which is outstanding.





                                      21.

All of the outstanding shares of CU Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive rights. As of the date of this Agreement, except for CU Options covering 1,025,488 shares of CU Stock granted pursuant to the CU Option Plan, outstanding warrants dated February 1, 1994 covering 7,500 shares of CU Stock at an aggregate exercise price of $53,475 (the form of which has been furnished to BHI) and 2,260,421 shares covered by the CU Stock Option Agreement, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CU Stock or CU serial preferred stock nor any securities convertible into such stock, and CU is not obligated to issue any additional shares of CU Stock or preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Schedule 4.2 sets forth the name of each holder of a CU Option, the number of shares of CU Stock covered by each such CU Option, the exercise price per share and the expiration date of each such CU Option.

                 (b) As of the date of this Agreement, the authorized capital stock of CU Bank consists of 4,000,000 shares of CU Bank Stock, of which 1,938,746 shares are outstanding and all of which are owned of record and beneficially by CU. All the outstanding shares of CU Bank Stock are duly authorized, validly issued, fully paid and nonassessable (except for assessments that may be made by order of the Superintendent pursuant to the
Section 662 of the California Finance Code) and are not subject to preemptive rights. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of CU Bank Stock or any other securities convertible into such stock, and CU Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

                  4.3 Subsidiaries. Except for CU Bank, a wholly owned subsidiary of CU, CU does not own, directly or indirectly (except as pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), any outstanding stock of or other equity or voting interest in any corporation, partnership, joint venture or other entity.

                  4.4 Financial Statements. CU has previously made available to BHI copies of the Financial Statements of Home, the Financial Statements of Corporate Bank, and the Financial Statements of CU. Each of the Financial Statements of Home, the Financial Statements of Corporate Bank and the Financial Statements of CU (as well as the financial statements of CU included in any of its subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q): (a) present or will present fairly the consolidated financial condition of such entity and its subsidiaries as of the respective dates indicated and their consolidated results of operations and changes in financial position/cash flow, as applicable, for the respective periods then ended (subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments and the absence of certain footnote information); (b) have been or will be prepared in accordance with generally accepted accounting principles consistently applied





                                      22.

(except as otherwise indicated in such financial statements for periods ended prior to the date of this Agreement); (c) did or will set forth as of the respective dates indicated adequate reserves for all foreseeable loan losses and other contingencies; and (d) are or will be in accordance with the books and records of such entity and its subsidiaries.

                  4.5 SEC/Regulatory Filings. Since January 1, 1994, CU, CU Bank, CUBNA and Home have each filed all material reports, registrations and statements that were required to be filed with the (i) FDIC; (ii) the FRB;
(iii) the OCC; (iv) the SEC; (v) any other applicable federal, state or local governmental or regulatory authority; and (vi) any self-regulatory organization, and have paid all fees and assessments due and payable in connection therewith. CU has previously furnished to BHI a copy of the SEC Filings, FDIC Filings, OCC Filings and FRB Filings of CU, CU Bank, CUBNA and Home. As of their respective dates, the SEC Filings, FDIC Filings, OCC Filings and FRB Filings of CU, CU Bank, CUBNA and Home complied in all material respects with the requirements of their respective forms, the information contained therein was true and correct in all material respects and, in the case of such filings with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.6 Authority of CU. The execution and delivery by CU of this Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholders of CU, the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of CU, including without limitation approval by a vote of the board of directors of CU (which approval includes a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of CU), and this Agreement is, and the Agreement of Merger will be, a valid and binding obligation of CU, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by applicable laws and regulations affecting bank holding companies. Except as set forth in Schedule 4.6, neither the (i) execution and delivery by CU of this Agreement or the Agreement of Merger; (ii) the consummation of the Merger or the transactions contemplated herein; nor (iii) compliance by CU or CU Bank with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of CU or CU Bank; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CU or CU Bank is a party, or by which CU or CU Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to CU and its subsidiaries taken as a whole; or (c) violate any





                                      23.

order, writ, injunction, decree, statute, rule or regulation applicable to CU or CU Bank or any of their respective properties or assets, if such violation could have consequences materially adverse to CU and its subsidiaries taken as a whole. Except as set forth in the CU Schedules, no consent of, approval of, notice to or filing with any regulatory agency or governmental authority having jurisdiction over any aspect of the business or assets of CU or CU Bank, and no consent of, approval of or notice to any other Person that if not obtained or given would have consequences materially adverse to CU and its subsidiaries taken as a whole, is required in connection with the execution and delivery by CU of this Agreement or the Agreement of Merger, or the consummation by CU of the Merger or the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of CU; (ii) such approvals as may be required by the FRB, the Superintendent and the Commissioner; (iii) the filings with DCCA, the California Franchise Tax Board and the California Secretary pursuant to Section 3.2; and (iv) such filings, approvals, consents, or waivers as are required under federal or state securities laws.

                  4.7 Insurance. CU and CU Bank have policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are appropriate for their respective businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. To the knowledge of CU and except as set forth on Schedule 4.7, no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew or to materially amend any such policy or bond or generally disclaimed liability thereunder. To the knowledge of CU and except as set forth on
Schedule 4.7, neither CU nor CU Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth on Schedule 4.7 is a list of all bonds and all policies of insurance carried and owned by CU or CU Bank, showing the name of the issuer or insurance company, the nature of the coverage, limits, the annual premiums and the expiration dates. CU has made available to BHI copies of all such policies of insurance and bonds.

                  4.8 Title to Assets. CU and CU Bank have good and marketable title to all their respective material properties and assets, other than real property, owned or stated to be owned by CU or CU Bank (including without limitation all personal and intangible properties reflected in CU's September 30, 1996 Quarterly Report on Form 10-Q or acquired thereafter and in either case not subsequently disposed of for fair value in the ordinary course of business). All such properties and assets are free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except: (a) as set forth in the SEC Filings of CU; (b) for liens or encumbrances for current taxes not yet due; (c) for liens or encumbrances incurred in the ordinary course of business; (d) for liens that are not substantial in character, amount or extent or that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of CU on a consolidated basis; or (e) as set forth on Schedule 4.8.





                                      24.

                  4.9 Real Estate. Schedule 4.9 sets forth a list of real property, including leaseholds, owned or leased by CU or CU Bank (the "CU Real Property"). CU or CU Bank has good and marketable title to the CU Real Property, and valid leasehold interests in the leaseholds, described on
Schedule 4.9, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for liens and encumbrances of public record;
(d) for such imperfections of title, liens and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (e) as described in the SEC Filings of CU or set forth on Schedule 4.9.

                  4.10 Litigation. Except as specifically identified in the SEC Filings of CU or Schedule 4.10, there are no private or governmental suits, claims, actions or proceedings pending, nor to CU's knowledge, threatened against CU or CU Bank or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CU or CU Bank that individually or in the aggregate has had or may reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of CU and its subsidiaries taken as a whole or to materially hinder or delay the Merger or which may involve a payment by CU or CU Bank in excess of $100,000 of applicable insurance coverage. Also, except as specifically identified in the SEC Filings of CU or on Schedule 4.10, there are no material judgments, decrees, stipulations or orders against CU or CU Bank enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. Schedule 4.10 lists all pending litigation in which CU, CU Bank, or a Predecessor is named as a defendant, cross-defendant or third-party defendant.

                  4.11    Taxes.

                 (a) Each of CU and CU Bank has filed all Tax Returns required to be filed by it or them on or before the date hereof and has paid all Taxes, together with any interest and penalties owing in connection therewith, shown on such Tax Returns to be due in respect of the periods covered by such Tax Returns or which are required to be paid by them without the filing of a Tax Return. Neither CU nor CU Bank has any known liability for Taxes with respect to such periods in excess of the amounts so paid, except to the extent accruals or reserves therefor are set forth in the CU Financial Statements or as otherwise set forth in Schedule 4.11. Schedule 4.11 sets forth a complete list of (i) all Tax Returns of CU and CU Bank for periods ending before January 1, 1997 which have not yet been filed and the due dates therefor; (ii) dates through which the Internal Revenue Service ("IRS"), California Franchise Tax Board, and any other taxing authority has examined the Tax Returns of CU and CU Bank; (iii) all Tax Returns of





                                      25.

CU and CU Bank for which the statute of limitations for the assessment of Taxes has not yet expired, the expiration date(s) of such statutes of limitations and whether such statutes of limitations have been requested to be extended; and
(iv) all Tax Returns of CU and CU Bank which have been examined by any taxing authority since January 1, 1994 or are presently under examination by any taxing authority and the results or status of such examinations. Except as set forth on Schedule 4.11, neither the IRS nor any other taxing authority is now asserting or to the knowledge of CU threatening or proposing to assert any deficiency or claim for material additional Taxes of CU or CU Bank, nor is any administrative or court proceeding pending with respect thereto. Except as set forth in Schedule 4.11, neither CU nor CU Bank has entered into a closing agreement or similar arrangement with the IRS or any other taxing authority that is presently in effect. CU and CU Bank have delivered or made available to BHI true and complete copies of all Tax Returns filed by CU and CU Bank for all years for which the statute of limitations for the assessment of Taxes has not yet expired. CU and CU Bank have complied with all information reporting requirements under the Code. For purposes only of this Section 4.11(a) and the first two sentences of Section 4.11(b), the terms "CU" and "CU Bank" shall include all predecessor entities or transferors for whose Taxes CU and/or CU Bank is responsible.

                 (b) As of the Effective Time, each of CU and CU Bank will have timely filed all Tax Returns not due as of the date hereof but required to be filed prior to the Effective Time (taking into account valid extensions) and paid all Taxes, together with any interest and penalties owing in connection therewith, shown on such Tax Returns to be due in respect of the periods covered by such Tax Returns or which are required to be paid by them without the filing of a Tax Return. The positions taken by CU and CU Bank in connection with the Tax Returns described in the preceding sentence and in
Section 4.11(a) were (or in the case of the returns not yet filed, will be) asserted with reasonable cause and in good faith. When available, CU and CU Bank will deliver to BHI true and complete copies of their draft and final Tax Returns for 1996. CU and CU Bank will not take any position on their 1996 Tax Returns inconsistent with the federal income tax discussions in CU's SEC Filings in 1996 with respect to any transactions described in such SEC Filings. CU has no reason to believe that the tax opinions rendered in those transactions were incorrect.

                 (c) Except as set forth in Schedule 4.11, Neither CU nor CU Bank has agreed to or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Except as set forth in Schedule 4.11 to the knowledge of CU or CU Bank, CU and CU Bank have no liability for Taxes, including employment taxes, of any Person other than CU or CU Bank under Treasury Regulation Section 1.1502-6, or as a
transferee or successor, or otherwise.   Except as set forth in Schedule 4.11,
neither CU nor CU Bank has made, nor is either of them obligated to make, nor is either of them a party to any agreement that could reasonably be expected to obligate either of them to make, any payments





                                      26.

that are not deductible pursuant to Section 280G of the Code. Neither CU nor CU Bank is a dealer within the meaning of Section 475 of the Code and the applicable Treasury Regulations.

                  4.12 Compliance with Laws and Regulations. Neither CU nor CU Bank is in default under or in breach of any provision of their respective Articles of Incorporation or Bylaws, each as amended. Neither CU nor CU Bank is in material violation of any law, ordinance, rule or regulation promulgated by any governmental agency or regulatory authority having authority over either of them, where such default, breach or violation would have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole. Except for normal examinations conducted by governmental agencies or regulatory authorities in the regular course of the business of CU and CU Bank, or as set forth in SEC Filings of CU made prior to the date hereof or in Schedule 4.12, (i) no governmental agency or regulatory authority has initiated or, to the best knowledge of CU or CU Bank threatened, any proceeding or investigation into the business or operations of CU, CU Bank or any Predecessor since January 1, 1994 and (ii) neither CU nor CU Bank is subject to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any federal or state governmental agencies or regulatory authorities, nor in receipt of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request of, any of its regulators, nor been advised that any such issuance or request is contemplated. Except as set forth in the Schedule 4.12, there is no material unresolved violation, criticism or exception by any government agency or regulatory authority with respect to any report or statement relating to any examinations of CU, CU Bank or any Predecessor.

                  4.13 Performance of Obligations. CU and CU Bank have performed in all material respects all of the obligations required to be performed by them to date, are not in default under or in breach of any term or provision of any material covenant, contract, lease, indenture or any other covenant to which either of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole. Except for loans and leases made by CU Bank in the ordinary course of business, to CU's knowledge, no party with whom CU or CU Bank has an agreement that is of material importance to the business of CU and its subsidiaries taken as a whole is in default thereunder.

                  4.14    Employees.

                 (a) There are no controversies pending or, to the knowledge of CU threatened, between CU or CU Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operations of CU and





                                      27.

its subsidiaries taken as a whole. Neither CU nor CU Bank is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

                 (b) Except as disclosed on Schedule 4.14 or as otherwise specifically provided by this Agreement, there are no Understandings with respect to the employment of any officer or employee of CU or CU Bank which are not terminable by CU or CU Bank without liability on not more than thirty (30) days' notice.

                 (c) Except as disclosed in the CU Financial Statements or on Schedule 4.14, all material sums due for employee compensation have been paid or accrued and all employer contributions for employee benefits, including deferred compensation obligations, and any benefits under any CU Employee Plan have been duly and adequately paid or provided for in accordance with plan documents.

                 (d) Schedule 4.14 sets forth the name of each director, officer, employee, agent or representative of CU or CU Bank and every other Person entitled to receive any benefit, any increase in benefits, any acceleration of vesting or benefits, or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as a result of the consummation of any transaction contemplated in this Agreement (other than Montgomery Securities, Credit Suisse First Boston Corporation, accountants, attorneys, proxy solicitors, information agents, printers or other Persons providing services to CU or BHI of a type customarily provided in connection with transactions like those contemplated by this Agreement), and with respect to each such Person, the nature of such benefit, increase or acceleration or the amount of such payment, the event triggering the benefit increase, acceleration or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. BHI has been provided with a complete and accurate listing of the names and current annual salary rates of all Persons employed by CU or CU Bank showing for each such Person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1996, the names of all of the directors and officers of CU and CU Bank, and the names of all Persons, if any, holding tax or other powers of attorney for CU or CU Bank.

                  4.15 Brokers and Finders. Except for financial advisory services performed for CU by Montgomery Securities pursuant to an agreement dated January 2, 1997, a copy of which has been furnished to BHI, neither CU nor CU Bank nor any of its or their officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.





                                      28.

                  4.16    Material Contracts.  Except as set forth on Schedule
4.16 hereto (all items listed or required to be listed on Schedule 4.16 being referred to herein as "CU Scheduled Contracts"), neither CU nor CU Bank is a party or otherwise subject to:

                 (a) any employment, deferred compensation, bonus or consulting contract that requires payment by CU or CU Bank of $100,000 or more per annum;

                 (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract not terminable by CU or CU Bank on 30 days' or less notice and which requires payment by CU or CU Bank of $50,000 or more per annum;

                 (c) any contract or agreement that restricts CU (or would restrict any Affiliate of CU after the Effective Time) from competing in any line of business with any Person or using or employing the services of any Person;

                 (d) any lease of real or personal property providing for annual lease payments by or to CU or CU Bank in excess of $200,000 per annum other than (i) financing leases entered into in the ordinary course of business in which CU or CU Bank is lessor and (ii) leases of real property presently used by CU Bank as banking offices;

                 (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CU or CU Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $200,000 or more;

                 (f) any agreement to acquire equipment or any commitment to make capital expenditures of $200,000 or more;

                 (g) other than agreements entered into in the ordinary course of business, including sales of Other Real Estate Owned, any agreement for the sale of any property or assets in which CU or CU Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

                 (h) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business or reflected in the Financial Statements of CU);

                 (i) any guarantee or indemnification which involves the sum of $200,000 or more, other than letters of credit or loan commitments issued in the normal course of business;





                                      29.

                 (j) any supply, maintenance or landscape contracts not terminable by CU or CU Bank without penalty on 30 days' or less notice and which provide for payments in excess of $50,000 per annum;

                 (k) any material agreement which would be terminable other than at the election of CU or CU Bank as a result of the consummation of the transactions contemplated by this Agreement;

                 (l) any contract of participation with any other bank in any loan entered into subsequent to December 31, 1995 in excess of $200,000 or any sales with recourse of any kind to CU or CU Bank except the sale of mortgage loans, Small Business Administration loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

                 (m) any other Understanding of any other kind not terminable on 30 days' or less notice which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by CU or CU Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business; or

                 (n) any Understanding that is otherwise material to the business, financial condition or results of operations of CU and its subsidiaries taken as a whole.

CU has made available to BHI copies of all CU Scheduled Contracts, including all amendments and supplements thereto.

                  4.17 Absence of Material Change. Except as set forth in CU's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, or in other SEC Filings of CU, or Schedule 4.17, since December 31, 1995, the businesses of CU and CU Bank have been conducted only in the ordinary course, substantially in the same manner as theretofore conducted and there has not occurred: (i) any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole; (ii) any amendment to the Articles of Incorporation or Bylaws of CU or CU Bank; (iii) any declaration, setting aside or payment of any dividend or any other distribution in respect of the capital stock of CU other than regular quarterly dividends; or (iv) any change by CU or CU Bank in accounting principles or methods or tax methods, except as required or permitted by the Financial Accounting Standards Board or by any governmental agencies or regulatory authorities having jurisdiction over CU or CU Bank.

                  4.18 Licenses and Permits. CU and CU Bank have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in





                                      30.

full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of CU and its subsidiaries taken as a whole. The properties and operations of CU and CU Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

                  4.19    No Material Liabilities; Environmental.

                 (a) Schedule 4.19 sets forth all material liabilities of CU and CU Bank, including liabilities for Hazardous Substances or under any Environmental Law, contingent or otherwise, that are not reflected or reserved against in the CU Financial Statements, except for liabilities incurred or accrued since September 30, 1996 in the ordinary course of business which have not had and cannot reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole. Except as set forth in Schedule 4.19, neither CU nor CU Bank knows of any basis for the assertion against it of any liability, obligation or claim that could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole.

                 (b) To CU's knowledge, all of the properties and operations of CU and CU Bank are in compliance in all material respects with all material Environmental Laws applicable to such properties and operations.

                 (c) To CU's knowledge, CU and CU Bank have each obtained all material permits, licenses, and authorizations which are required for its and their operations under Environmental Laws.

                 (d) Except as set forth in Schedule 4.19 or except to the extent that as a result thereof no material liability has been incurred or could reasonably be expected to be incurred by CU or CU Bank, to CU's knowledge, no Hazardous Substances exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released from, any of the properties of CU or CU Bank except in accordance in all material respects with Environmental Laws and there are no underground storage tanks or surface impoundments on or in any such properties. Neither CU nor CU Bank has any knowledge that any prior owners, occupants or operators of any such properties ever deposited, disposed of, or allowed to be deposited or disposed of, in, on, or under or handled or processed on, or released, emitted or discharged from, such properties any Hazardous Materials except in accordance in all material respects with Environmental Laws, or that any prior or present owners, occupants or operators of any properties in which it holds a security interest, mortgage or other lien or interest, deposited or disposed of, in, on or under or handled and/or processed on, or released, emitted or discharged from, such properties any Hazardous Material except in accordance in all material respects with Environmental Laws, that





                                      31.

in any such case has caused or is reasonably likely to cause CU or CU Bank to incur a material liability. The use which each of CU and CU Bank has made, makes or intends to make of its properties will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Substance on, in, or from any such properties except in accordance in all material respects with applicable Environmental Laws.

                 (e) Except as set forth in Schedule 4.19, there is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending, or, to the knowledge of CU, threatened against CU or CU Bank relating in any way to any violation of any applicable Environmental Law. Except as set forth in Schedule 4.19: to the knowledge of CU, neither it nor CU Bank has any material liability for remedial action with respect to an Environmental Law, nor has CU or CU Bank received any written requests for information relating to any material violation of any Environmental Law from any governmental authority with respect to the condition, use, or operation of any of its properties nor has either of them received any notice from any governmental authority or any written notice from any other Person with respect to any material violation of or material liability for any remedial action under any Environmental Law.

                 (f) CU has made available to BHI true copies of all environmental assessments and reports obtained by CU or CU Bank with respect to those properties of CU or CU Bank owned, operated or leased by CU or CU Bank as of December 31, 1996, and will after the date of this Agreement upon request of BHI make available to BHI environmental assessments and reports in the possession of CU or CU Bank concerning other properties of CU and CU Bank.

                 (g) As used in this Section 4.19, the term "properties" shall include: all real property now or previously owned, operated or leased by CU or CU Bank or any Predecessor, all property as to which CU or CU Bank holds any security interest, deed of trust, mortgage or other lien, and all property of which CU or CU Bank could be deemed an "owner" or "operator" under any applicable Environmental Law; provided that solely for purposes of representations and warranties made in this Section 4.19 on the date of this Agreement with respect to properties that are not presently owned, operated or leased by CU or CU Bank and with respect to properties in which CU or CU Bank holds any security interest, deed of trust, mortgage or other lien, the "knowledge" of CU Bank as of the date of this Agreement shall be limited to the actual knowledge of the members of CU's Senior Management Group, without inquiry of such officers' subordinates. Such knowledge limitation shall not apply with respect to the representations and warranties under this Section
4.19 to be made as of the Closing Date (and Schedule 4.19 shall be updated accordingly within 30 days following execution of this Agreement), but (x) the truth and accuracy of the representations made as of the date of this Agreement and those made as of the Closing Date shall in each such case be determined by reference to the knowledge standard applicable on such date and (y) any variations between information disclosed pursuant to such





                                      32.

representations made as of the date of this Agreement as those made as of the Closing Date that result from application of such alternate knowledge standards shall not constitute a failure of a condition precedent under Article XI unless such variations have or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of CU and its subsidiaries taken as a whole.

                  4.20    Employee Benefit Plans.

                 (a) Schedule 4.20 sets forth all employee benefit plans and any collective bargaining agreements or labor contracts in which CU or CU Bank participates, or by which they are bound, including, without limitation;
(i) any profit sharing, stock bonus, employee stock ownership, deferred compensation, bonus, stock option, stock appreciation rights, phantom stock, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, holiday, sick leave, disability, severance, medical, hospitalization, dental, vision, counseling, life insurance and other insurance plans, personal leave, employee discount, educational, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) ("Employee Benefit Plan") (collectively, the "CU Employee Plans"). Except as set forth in Schedule 4.20, (i) CU is in compliance in all material respects with the reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all Employee Benefit Plans; (ii) CU has performed in all material respects all of its obligations under all CU Employee Plans required to be performed heretofore; and (iii) there are no actions, suits or claims pending or, to the knowledge of CU or CU Bank, threatened against any CU Employee Plan or the assets of such plans, and to the best knowledge of CU, no facts exist which are likely to give rise to any material actions, suits or claims against such plans or the assets of such plans. CU or CU Bank shall notify BHI in writing of any such actions, suits or claims existing after the date of this Agreement but before the Effective Time.

                 (b) The "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) ("Employee Pension Benefit Plan") described on Schedule 4.20 have been duly authorized by the Board of Directors of CU. Except as set forth in Schedule 4.20, each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under
Section 501(a) of the Code, respectively, has either received a favorable determination letter from the IRS, has applied for such a determination letter (or will apply for such a determination letter) before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the knowledge of CU no event has occurred that will or is likely to give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. Except





                                      33.

as disclosed in Schedule 4.20, no event has occurred that will or is likely to subject any such plans to material tax under Section 511 of the Code. Except as disclosed in Schedule 4.20, none of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any of such plans which could subject CU or CU Bank to material excise tax or penalty. All costs of each Employee Pension Benefit Plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No Employee Pension Benefit Plan maintained by CU or CU Bank, or any entity which is part of a group which includes CU or CU Bank and which is treated as a single employer under Section 414 of the Code ("Controlled Group Member") has incurred any "accumulated funding deficiency" (as defined in
Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor has CU or CU Bank failed to make any contributions or pay any amount due and owing as required by law or the terms of any Employee Benefit Plan or employment agreement. No nondeductible contributions (within the meaning of Section 4972 of the Code) have been made with respect to any Employee Pension Benefit Plan which could subject CU or CU Bank to any excise tax or penalty. Since the last valuation date for each Employee Pension Benefit Plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

                 (c) Except as set forth on Schedule 4.20, neither CU nor CU Bank (nor any Controlled Group Member) sponsors or participates in, or has sponsored or participated in, any Employee Pension Benefit Plan to which
Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

                 (d) Neither CU nor CU Bank (nor any Controlled Group Member) sponsors or participates in, or has sponsored or participated in, any Employee Pension Benefit Plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or "multiple employer plan" (within the meaning of Section 413 of the Code).

                 (e) All group health plans of CU or CU Bank (including any plans of Affiliates of CU that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance in all material respects with the group health plan continuation coverage requirements and notice requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA to the extent such requirements are applicable.

                 (f) To the best knowledge of CU or CU Bank, there have been no acts or omissions by CU or CU Bank that have given rise to or may give rise to material fines, penalties,





                                      34.

or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on CU or CU Bank.

                 (g) Except as described in Section 4.20(j), neither CU or CU Bank maintains any Employee Benefit Plan or employment agreement pursuant to which any benefit or other payment will be required to be made by CU or CU Bank to, or pursuant to which any benefit or other payment will accrue or vest in, any director, officer or employee of CU or CU Bank, in either case as a result of the consummation of the transactions contemplated by the Agreement.

                 (h) No "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any of the Employee Pension Benefit Plans.

                 (i) All amendments required to bring each of the Employee Pension Benefit Plans into conformity with all of the applicable provisions of
Section 401(a) of the Code have been made, or will be made before the expiration of the remedial amendment period, if applicable, as set forth under
Section 401(b) of the Code, as such period may be extended by the IRS.

                 (j) CU has furnished BHI with true and correct copies of all documents with respect to the plans and agreements referred to in Schedule
4.20 delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the Employee Benefit Plans of CU and CU Bank referred to in Schedule 4.20 delivered as of the date of the Agreement, CU has furnished BHI with true and correct copies of (i) to the extent required to be filed, the Form 5500, 5500-C or 5500-R which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) if applicable, the most recent determination letter from the IRS; (iii) if applicable, the statement of assets and liabilities as of the most recent valuation date; and (iv) if applicable, the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

                 (k) Except as set forth in Schedule 4.20, neither CU nor CU Bank has any obligation to provide, or any liability with respect to, any post-retirement benefits for any current or former employee under any "welfare benefit plan" (within the meaning of Section 3(1) of ERISA).





                                      35.

                 (l) The written terms of each of the CU Employee Plans and any related trust agreement, group annuity contract, insurance policy or other agreement, have been administered in substantial compliance with the applicable requirements of ERISA.

                 (m) All contributions to CU Employee Plans for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) will be made or accrued prior to the Effective Time by CU or CU Bank, as applicable, in accordance with prior practice.

                 (n) All material expenses and liabilities up to the Effective Time with respect to all of the CU Employee Plans have been, or will on the Effective Time, be fully and properly accrued on CU's books and records (subject to normal recurring audit adjustments in the case of unaudited books, records, and financial statements) to the extent required by generally accepted accounted principles.

                  4.21 Corporate Records. The minute books of CU and CU Bank accurately reflect (or in the case of meetings held between December 31, 1996 and the date of this Agreement will in due course so reflect) all material actions taken by the respective shareholders, boards of directors and committees of CU and CU Bank and contain true and complete copies of their Articles of Incorporation, Bylaws and other charter documents, and all amendments thereto.

                  4.22 Offices and ATMs. Schedule 4.22 sets forth the headquarters of CU and CU Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by CU Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on Schedule 4.22, neither CU nor CU Bank maintains any other office or ATM nor conducts business at any other location. Neither CU nor CU Bank has applied for or received permission to open any additional branch or operate at any other location.

                  4.23 Operating Losses. Schedule 4.23 sets forth a list of any Operating Loss (as herein defined) which to the knowledge of CU or CU Bank has occurred at CU Bank during the period after September 30, 1996, and any other action or omission known to CU or CU Bank that might reasonably be expected to result in the incurrence of any individual Operating Loss after September 30, 1996, which, net of any insurance proceeds payable in respect thereof, would exceed $100,000. For purposes of this Agreement "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, merchant credit card processing, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.





                                      36.

                  4.24 Loan Portfolio. All loans or other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of CU or CU Bank are, in all material respects, legal, enforceable and authorized under applicable federal and state laws and regulations, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as previously disclosed in writing to BHI, no loans or investments held by CU Bank are, as of December 31, 1996 (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest; (ii) classified by any bank regulatory authority or any unit of CU or CU Bank as "Loss," "Doubtful," "Substandard," "Special Mention," or "Criticized" or any comparable classification by any bank regulatory authority or any unit of CU or CU Bank; or (iii) on a non-accrual status in accordance with CU Bank's loan review procedures. No material amount of any such investments is subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investments at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. Except as previously disclosed in writing to BHI, CU Bank has no loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit to any Affiliates of CU or CU Bank which are not on substantially the same terms (including interest rates, repayment terms and collateral) as would be available for comparable transactions with Persons of similar creditworthiness who are not Affiliates of CU or CU Bank. For each outstanding loan or extension of credit or commitment to make a loan or extension of credit where the original principal amount is in excess of $100,000 and which by its terms is either secured by collateral ("Secured Loan") or supported by a guaranty or similar obligation ("Covered Loan"), in the case of each Secured Loan, to the best knowledge of CU Bank, the security interest has been perfected and, in the case of each Covered Loan, the guaranty or similar obligation has been executed and delivered to CU Bank and is still in full force and effect.

                  4.25 Power of Attorney. Neither CU nor CU Bank has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding other than in connection with a tax audit.

                  4.26 Disclosure Documents, Reports and Applications. None of the information supplied or to be supplied by or on behalf of CU (the "CU Supplied Information") for inclusion in the S-4 or the Proxy Statement, or incorporated by reference therein, or any amendments or supplements thereto will, at the respective times such documents are filed or become effective, and in the case of the Proxy Statement or any amendment thereof or supplement thereto at the date it is mailed to shareholders of CU and at the time of the CU Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in





                                      37.

light of the circumstances under which they were made, not misleading. CU represents, warrants and agrees that through the Effective Time of the Merger, each of the reports, registrations, statements, applications and other filings filed by it or CU Bank with the SEC, the FRB or any other governmental agency or regulatory authority will be filed on a timely basis, will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the governmental agency or regulatory authority with which it will be filed and that the information contained therein will be true and correct in all material respects (and in the case of such filings with the SEC will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading). Any financial statement contained in any such report, registration, statement, application or other filing that is intended to present the financial position of CU and/or CU Bank will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable regulatory accounting principles consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 4.26, CU makes no representation or warranty with respect to any information supplied by and relating to BHI.

                  4.27    Accuracy of Information Furnished.  The
representations and warranties made by CU or CU Bank hereby contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein from being misleading.

                  4.28    Loan Servicing Portfolio.  Except as set forth on
Schedule 4.28, CU Bank services no loans owned in whole or in part by other parties.

                  4.29 Certain Interests. Schedule 4.29 sets forth a description of each instance in which an executive officer or director of CU or CU Bank or any such Person's related interests (as defined under FRB Regulation "O") (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of CU or CU Bank; (b) is indebted to CU or CU Bank except for normal business expense advances; or
(c) is a creditor (other than as a deposit holder of CU Bank) of CU or CU Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in Schedule 4.29, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

                  4.30 Investment Securities. All investment securities held by CU or CU Bank are legal investments under applicable law and regulations. Each of CU and CU Bank has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any mortgage, lien, pledge or encumbrance, except to the extent such securities are pledged in the ordinary course of





                                      38.

business consistent with prudent banking practice to secure obligations of CU or CU Bank. Such securities are valued on the books of CU in accordance with generally accepted accounting principles.

                  4.31 Community Reinvestment Act. Each of CU Bank, Home and Corporate Bank received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. CU Bank has not been advised of any supervisory concerns regarding CU Bank's compliance with the Community Reinvestment Act.

                  4.32 Knowledge as to Conditions. CU knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 9.3 should not be obtained without the imposition of any burdensome condition of the type referred to in Section 11.4.

                  4.33 Allowance for Possible Loan Losses. The allowance for loan and lease losses for CU Bank is adequate in accordance with generally accepted accounting principles and regulatory accounting principles.

                  4.34 Listing of Loans. Copies, in writing, have been made available to BHI of the detailed listing of all loans and notes receivable of CU and CU Bank as of December 31, 1996, including participations, with the outstanding principal balance of each such loan and note receivable, and the past due status of any loan or note receivable, and such copies reflect correctly the detail of trial balance totals in all material respects as of the date of such reports.

                  4.35 Derivative Transactions. Except for repurchase agreements and reverse repurchase agreements, and except as disclosed on
Schedule 4.35, neither CU nor CU Bank is a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

                  4.36 Trust Administration. Neither CU nor CU Bank presently exercises trust powers, including, but not limited to, trust administration, and neither they nor any Predecessor has exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.36 includes (i) any and all common law or other trusts between an individual, corporation or other entities and CU, CU Bank or a Predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where CU, CU Bank or a Predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where CU, CU Bank or a Predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or a





                                      39.

co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which CU, CU Bank or Predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

                  4.37    Accounting Records.

                 (a) Each of CU and CU Bank maintains records that accurately, validly and fairly reflect its transactions and dispositions of assets and maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with its management's general or specific authorization, (ii) such transactions are recorded in conformity with generally accepted accounting principles and in such a manner as to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

                 (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by CU and CU Bank in the operation of their businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by CU or CU Bank, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of CU and CU Bank.

                 (c) CU has made available to BHI for inspection all management letters and opinions and all reviews, correspondence, and other documents in the files of CU and CU Bank, prepared by any certified public accounting firm and delivered to CU, CU Bank or any of its Predecessors since January 1, 1994.

                  4.38    Intellectual Property Rights.  To CU's knowledge,
Schedule 4.38 contains a true, correct and complete list of all trademarks, service marks and patents used by CU or CU Bank that are material to the conduct of their respective businesses. To CU's knowledge, CU or CU Bank owns, has the exclusive right to use, sell, license or dispose of, has the exclusive right to bring actions for the infringement of, and has taken all appropriate actions and made all applicable applications and filings pursuant to any applicable laws to perfect or protect its interest in, all such trademarks, services marks and patents. Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or any of the other





                                      40.

transactions contemplated hereby will materially impair the right of CU, CU Bank or the Surviving Company to use, sell, license or dispose of or to bring any action for the infringement of, any such trademarks, service marks or patents. CU and CU Bank have taken all reasonable steps necessary or appropriate to safeguard and maintain their respective proprietary rights in all such trademarks, service marks and patents.

                  4.39 1996 Financial Statements. The audited consolidated financial statements of CU and its subsidiaries included in CU's Annual Report on Form 10-K for the year ended December 31, 1996 will with respect to the financial data reported thereon conform in all respects to the summary consolidated statements of income, selected financial data and summary consolidated statements of financial condition included in the CU news release dated January 29, 1997 (except to the extent of reductions in net income not exceeding $200,000 in the aggregate that result from normal recurring audit adjustments).

                  4.40 Pooling of Interests. The merger of Home with CU has been and will be accounted for on a pooling of interests basis, and no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BHI

                 BHI represents and warrants to CU as follows:

                 5.1 Incorporation, Standing and Power. BHI has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Hawaii and is registered as a bank holding company under the BHC Act. BHI has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. BHI is licensed to do business in all jurisdictions where such licensing is required, except where the failure to be so licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of BHI and its subsidiaries on a consolidated basis.

                 5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of BHI consists of 100,000,000 shares of BHI Stock, of which 39,750,880 shares were outstanding on February 21, 1997, and 20,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of BHI Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive rights.





                                      41.

                 5.3 Financial Statements. BHI has previously furnished to CU a copy of the Financial Statements of BHI. The Financial Statements of BHI (as well as the financial statements of BHI included in any of its subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q): (a) present or will present fairly the consolidated financial condition of BHI and its subsidiaries as of the respective dates indicated and their consolidated results of operations and changes in financial position/cash flow, as applicable, for the respective periods then ended (subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments and the absence of certain footnote information); (b) have been or will be prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated in such financial statements for periods ended prior to the date of this Agreement); (c) did or will set forth as of the respective dates indicated adequate reserves for all foreseeable loan losses and other contingencies; and (d) are or will be in accordance with the books and records of BHI and its subsidiaries, which books and records are and will be complete and accurate in all material respects and which have been and will have been maintained in accordance with good business practices.

                 5.4 SEC/Regulatory Filings. Since January 1, 1994, BHI has filed all material reports, registrations, and statements that were required to be filed with the SEC and any other applicable federal, state or local governmental agency or regulatory authority. BHI has previously furnished to CU a copy of the SEC Filings of BHI. As of their respective dates, the SEC Filings of BHI complied in all material respects with the requirements of their respective forms and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 5.5 Authority of BHI. The execution and delivery by BHI of this Agreement and the Agreement of Merger, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BHI, including without limitation approval by a vote of the board of directors of BHI, and this Agreement is, and the Agreement of Merger will be, a valid and binding obligation of BHI, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by applicable law and regulations affecting bank holding companies. Except as set forth in Schedule 5.5, neither the (i) execution and delivery by BHI of this Agreement or the Agreement of Merger; (ii) the consummation of the Merger or the transactions contemplated herein; nor (iii) compliance by BHI with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended;
(b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or





                                      42.

other instrument or obligation to which BHI or any BHI subsidiary is a party, or by which BHI or any BHI subsidiary or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to BHI and its subsidiaries taken as a whole, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BHI or any BHI subsidiary or any of their respective properties or assets, if such violation could have consequences materially adverse to BHI and its subsidiaries taken as a whole. Except as set forth in the BHI Schedules, no consent of, approval of, notice to or filing with any governmental agency or regulatory authority having jurisdiction over any aspect of the business or assets of BHI, and no consent of, approval of or notice to any other Person that if not obtained or given would have consequences materially adverse to BHI and its subsidiaries taken as a whole, is required in connection with the execution and delivery by BHI of this Agreement or the Agreement of Merger, or the consummation by BHI of the Merger and transactions contemplated hereby, except (i) such approvals as may be required by the FRB, the Superintendent and the Commissioner; (ii) the filings with DCCA, the California Franchise Tax Board and the California Secretary pursuant to Section 3.2; and (iii) such filings, approvals, consents or waivers as are required under federal or state securities laws.

                 5.6 Litigation. Except as specifically identified in the SEC Filings of BHI or Schedule 5.6, there is no private or governmental suit, claim, action or proceeding pending, nor to BHI's knowledge, threatened against BHI or any BHI subsidiary or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of BHI or its subsidiaries that has had or may reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of BHI and its subsidiaries taken as a whole or to materially hinder or delay the Merger.

                 5.7 Compliance with Laws and Regulations. Neither BHI nor any BHI subsidiary is in default under or in breach of any provision of its Articles of Incorporation or Association, as amended, as the case may be, or Bylaws, as amended. Neither BHI nor any BHI subsidiary is in material violation of any law, ordinance, rule or regulation promulgated by any governmental agency having authority over any of them, where such default, breach or violation would have a material adverse effect on the business, financial condition or results of operations of BHI and its subsidiaries taken
as a whole.   Except for normal examinations conducted by governmental agencies and regulatory authorities in the regular course of the business of BHI and its subsidiaries, or as set forth in Schedule 5.7, (i) no governmental agency or regulatory authority has initiated or, to the best knowledge of BHI threatened, any proceeding or investigation into the business or operations of BHI or its banking subsidiaries since January 1, 1994 and (ii) neither BHI nor any BHI banking subsidiary is subject to any cease and desist order, written agreement, memorandum of understanding or any similar regulatory action or order with any federal or state governmental agencies or regulatory authorities, nor in receipt of any extraordinary supervisory letter from, nor has it adopted any board resolution at the request





                                      43.

of, any of its regulators, nor been advised that any such issuance or request is contemplated. Except as set forth in Schedule 5.7, there is no material unresolved violation, criticism or exception by any government agency or regulatory authority with respect to any report or statement relating to any examinations of BHI or any BHI banking subsidiary by any governmental agency or regulatory authority with respect to any report or statement relating to any examinations of BHI or such subsidiary.

                 5.8 Brokers and Finders. Other than financial advisory services performed for BHI by Credit Suisse First Boston Corporation, neither BHI nor any of its subsidiaries nor any of its or their officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

                 5.9 Absence of Material Change. Except as set forth in BHI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, or in other SEC Filings of BHI, or in Schedule 5.9, since December 31, 1995 there has not occurred any event that has had or may reasonably be expected to have a material adverse effect on the business, financial or results of operations of BHI and its subsidiaries taken as a whole or any change by BHI in accounting principles or methods or tax methods, except as required or permitted by the Financial Accounting Standards Board or by any governmental agencies or regulatory authorities having jurisdiction over BHI or its subsidiaries.

                 5.10 Disclosure Documents, Reports and Applications. None of the information supplied or to be supplied by or on behalf of BHI (the "BHI Supplied Information") for inclusion in the S-4 or the Proxy Statement, or incorporated by reference therein, or any amendments or supplements thereto will, at the respective times such documents are filed or become effective, and in the case of the Proxy Statement or any amendment thereof or supplement thereto at the date it is mailed to shareholders of CU and at the time of the CU Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. BHI represents, warrants and agrees that through the Effective Time of the Merger, each of the reports, registrations, statements, applications and other filings filed by it with the SEC, FRB or any other governmental agency or regulatory authority will be filed on a timely basis, will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the governmental agency or regulatory authority with which it will be filed, and that the information contained therein will be true and correct in all material respects (and in the case of such filings with the SEC will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading). Any financial statement contained in any such report, registration, statement, application or other filing that is





                                      44.

intended to present the financial position of BHI will fairly present the financial position of BHI and will be prepared in accordance with generally accepted accounting principles or applicable regulatory accounting principles consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.10, BHI makes no representation or warranty with respect to any information supplied by and relating to CU or CU Bank.

                 5.11     Accuracy of Information Furnished.  The
representations and warranties made by BHI hereby or in the schedules hereto contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading.

                 5.12 Capital Stock. The BHI Stock issuable to holders of CU Stock upon consummation of the Merger will be duly authorized, validly issued, fully paid and nonassessable at the Effective Time.

                 5.13 Knowledge as to Conditions. BHI knows of no reason why the approvals, consents and waivers of governmental agencies and regulatory authorities referred to in Section 9.3 should not be obtained without the imposition of any burdensome condition of the type referred to in Section 11.4.

                                   ARTICLE VI

                                COVENANTS OF CU
                     PENDING EFFECTIVE TIME OF THE MERGERS

                 CU covenants and agrees with BHI as follows:

                  6.1 Limitation on CU's and CU Bank's Conduct Prior to Effective Time. Between the date hereof and the Effective Time, except as contemplated by this Agreement, CU and CU Bank will conduct their respective businesses only in the normal and customary manner and in accordance with sound banking practices, and CU and CU Bank shall not, without the prior written consent of BHI (which shall not be unreasonably withheld):

                 (a) issue any CU Stock (except pursuant to the exercise of CU Options outstanding as of the date hereof and those warrants identified in Section 4.2(a)), CU preferred stock, CU Bank Stock, CU Bank preferred stock, any other securities (including long term debt) of CU or CU Bank or any rights, options or securities to acquire any CU Stock, CU preferred stock, CU Bank Stock, CU Bank preferred stock or any other securities (including long term debt) of CU or CU Bank;





                                      45.

                 (b) except for paying regular quarterly dividends (subject to Section 6.10) in an amount not to exceed $0.07 per share of CU Stock, declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of, CU Stock (but nothing in this Agreement shall preclude payment of dividends by CU Bank to CU in the ordinary course of business);

                 (c) amend their respective Articles of Incorporation or its Bylaws;

                 (d) grant any general or uniform increase in the rate of pay of employees or employee benefits except with respect to salary increases permitted by subsection (e) below;

                 (e) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any Person (except for (i) such salary increases as are made in the ordinary course of business consistent with past practices; (ii) such other increases as are required by any pre-existing contract, arrangement or plan disclosed on the CU Schedules; and (iii) the bonus payments referred to in Section 12.5);

                 (f) make any capital expenditure in excess of $250,000, except for ordinary repairs, renewals and replacements;

                 (g) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) in excess of $200,000, extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency in excess of $200,000;

                 (h) grant or commit to grant any new extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer or director of CU or any holder of five percent (5%) or more of the outstanding CU Stock, or to any corporation, partnership, trust or other entity controlled by any such Person, except as consistent with practices and policies in existence as of the date of this Agreement;

                 (i) close or open any offices at which business is conducted except as disclosed to BHI prior to the date hereof;

                 (j) adopt or amend any CU Employee Plan or other benefit plan or arrangement of any such type except for such amendments as are required by law or do not materially increase the costs or benefits of such plan or arrangement (other than previously approved amendments to CU's 401(k) Plan);





                                      46.

                 (k) change any of CU's or CU Bank's policies and practices with respect to deposits, investments, or accounting, except such changes as may be required by the rules of the American Institute of Certified Public Accountants or the Financial Accounting Standards Board or by applicable governmental authorities;

                 (l) grant any Person a power of attorney or similar authority other than in connection with tax audits;

                 (m) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person, except for investments made in the ordinary course of business consistent with policies in effect on January 31, 1997;

                 (n) amend, modify or terminate, except in accordance with its terms, any CU Scheduled Contract or enter into any agreement, contract or Understanding that would be a CU Scheduled Contract under Section 4.16;

                 (o) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in respect of any property or right of CU and/or CU Bank except:
(a) for liens or encumbrances for current taxes not yet due, (b) for liens or encumbrances incurred in the ordinary course of business and (c) for liens that are not substantial in character, amount or extent or that do not materially detract from the value, or interfere with the conduct of business of CU on a consolidated basis;

                 (p) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to CU or CU Bank, except in the ordinary course of business consistent with past practice or as disclosed to BHI prior to the date hereof;

                 (q) make any extraordinary payment in excess of $25,000 to any Person;

                 (r) except as required by law, take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as a tax free reorganization under Section 368 of the Code;

                 (s) take any action which would reasonably be expected to adversely affect or delay the ability of BHI or CU to obtain any necessary approvals, consents or waivers of any governmental agency or regulatory authority or other parties required for the transactions contemplated by this Agreement or to adversely affect the ability of CU to perform its covenants or agreements under this Agreement on a timely basis;





                                      47.

                 (t) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings not at any time exceeding $5,000,000 in the aggregate made in the ordinary course of business consistent with past practice at prevailing market rates and terms;

                 (u) become a party to any transaction (other than repurchase agreements and reverse repurchase agreements) involving forwards, futures, options on futures, swaps or other derivative instruments; or

                 (v) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.1.

                 For purposes of this Section 6.1, any consent required from BHI, unless earlier given or denied, shall be deemed to have been given five Business Days after the time CU shall have requested such consent in writing, unless during such five-day period BHI shall have promptly requested further information in writing reasonably necessary to allow the decision to be made, in which case such consent, unless earlier given or denied, shall be deemed to have been given five Business Days after the time such reasonably requested information has been furnished.

                  6.2     No Solicitation, etc.

                 (a) CU and CU Bank shall not, and shall cause each of their respective officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, solicit, initiate, recommend, endorse or enter into (or except to the extent permitted by Section 6.2(b) hereof encourage or entertain) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any Alternative Transaction. CU will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than BHI with respect to any Alternative Transaction.

                 (b) CU and CU Bank shall not, and shall cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect, any Alternative Transaction with or involving any Person other than BHI; provided that CU may provide such information or undertake such discussions or negotiations if CU shall have received an unsolicited, bona fide written offer from a Person other than BHI to effect an Alternative Transaction and the Board of Directors of CU





                                      48.

reasonably and in good faith determines, based on advice of its outside counsel, that the failure to provide such information to or undertake such discussions or negotiations with the Person submitting such unsolicited written offer could cause the members of CU's Board of Directors to breach their fiduciary duties under applicable laws.

                 (c) CU will promptly communicate to BHI the terms of any proposal which it may receive in respect of any Alternative Transaction and will keep BHI informed as to the status of any actions, including negotiations or discussions or the provision of information, taken pursuant to subsection
(b) of this Section 6.2.

                  6.3     Affirmative Conduct of CU and CU Bank Prior to
Effective Time.   Between the date hereof and the Effective Time, CU and CU
Bank shall:

                 (a) use and devote their respective best efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with CU or CU Bank;

                 (b) use their respective commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of CU or CU Bank;

                 (c) use their respective commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

                 (d) perform their respective material contractual obligations and not become in material default on any thereof;

                 (e) duly and timely file all reports and returns required to be filed with any federal, state or local governmental authority, unless any extensions have been duly granted by such authority;

                 (f) duly observe and substantially comply with and perform all material obligations and duties imposed by all federal and state laws, and rules, regulations and orders imposed by federal or state governmental authorities;

                 (g) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

                 (h) promptly advise BHI in writing of any event or any other transaction within CU's or CU Bank's knowledge whereby any Person or Related Group of Persons acquires,





                                      49.

directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding CU Stock prior to the record date fixed for the CU Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

                 (i) promptly notify BHI regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of CU and/or CU Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of CU and/or CU Bank;

                 (j) furnish to BHI, as soon as practicable, and in any event within fifteen days after it is prepared, (i) a copy of any report submitted to the board of directors or any committee thereof of CU or CU Bank, provided, however, that CU need not furnish to BHI communications of CU's legal counsel regarding CU's rights and obligations under this Agreement or the transactions contemplated hereby or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product, (ii) copies of all reports, filings, certificates, correspondence and other documents filed with or received from the SEC, FRB, FDIC, Superintendent or any other governmental agency or regulatory authority, to the extent permitted by law (and CU and CU Bank shall use their reasonable best efforts to obtain any waiver or consent necessary to provide such materials under applicable law), (iii) monthly unaudited consolidated balance sheets and consolidated statements of operations of CU, (iv) such other existing reports as BHI may reasonably request relating to CU or CU Bank, and
(v) all proxy statements, information statements, financial statements, reports, letters and communications sent by CU to its shareholders or other security holders;

                 (k) promptly notify BHI of any fact or event that does or could reasonably be expected to cause the CU Schedules to be incorrect in any material respect as of the date of this Agreement or as of the Closing Date;

                 (l) use commercially reasonable efforts to obtain any requisite third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of CU or CU Bank or that is contemplated or required to be obtained by CU or CU Bank in connection with this Agreement or the Merger;

                 (m) promptly notify BHI of the filing of any material litigation, or the filing of any governmental or regulatory action, including any investigation or notice of investigation, or similar proceeding or notice of any claim against CU or CU Bank or any of their assets; and





                                      50.

                 (n) prepare and timely file all tax returns and amendments thereto required to be filed by them on or before the Effective Time. BHI shall have a reasonable opportunity to review all such returns and amendments thereto on a pre-filing basis. CU and CU Bank shall each discharge all taxes, assessments and governmental charges in the nature of taxes upon or against it or any of its properties or assets, and all tax liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of CU or CU Bank; and (ii) CU and CU Bank shall have set aside on their books appropriate reserves relating thereto, if any.

                  6.4 Access to Information. CU and CU Bank will afford BHI and its representatives, counsel, accountants, agents and employees access during normal business hours to all of their respective businesses, operations, properties, books, files and records and will do everything reasonably necessary to enable BHI and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, businesses, assets and properties of CU and CU Bank and the condition thereof and to update such examination at such intervals as BHI shall deem appropriate. Such examination shall be conducted in cooperation with the officers of CU and CU Bank and in such a manner as to minimize any disruption of, or interference with, the normal business operations of CU and CU Bank. Upon the request of BHI, CU will request that the independent auditors of CU, CU Bank and their Predecessors and all predecessor firms of independent auditors of any of them, provide reasonable access to auditors' work papers with respect to the businesses and properties of CU and CU Bank, including tax accrual work papers prepared for CU, CU Bank or their Predecessors during the preceding sixty (60) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that CU or CU Bank is legally obligated to keep confidential. No examination or review conducted by BHI under this Section 6.4 shall constitute a waiver or relinquishment on the part of BHI of the right to rely upon the representations and warranties made by CU herein; provided, that BHI shall disclose in writing to CU any fact or circumstance it may discover which BHI believes renders any representation or warranty made by CU hereunder incorrect in any respect. BHI covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CU and CU Bank so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the S-4 or Proxy Statement or become publicly available information by reason of applications required to be filed with any governmental agency or regulatory authority to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CU and CU Bank.





                                      51.

                  6.5 Notices. CU will promptly notify BHI of any event of which CU or CU Bank obtains knowledge which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CU or CU Bank or in the event that CU determines that it is or is likely to become unable to fulfill any of the conditions to the performance of BHI's obligations hereunder, as set forth in Articles IX or XI herein.

                  6.6 CU Shareholders' Meeting. Promptly after the execution of this Agreement, CU will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of CU shall, except to the extent it is advised by its outside counsel that to do so could constitute a violation of its fiduciary duties, recommend that CU's shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of CU shall, except to the extent it is advised by its outside counsel that to do so could constitute a violation of its fiduciary duties, use its reasonable best efforts (including if BHI so requests the retention of a proxy solicitation firm and an information agent) to obtain the requisite vote of the holders of CU Stock to approve this Agreement and the transactions contemplated hereby.

                  6.7 D&O Coverage. If requested to do so by BHI prior to June 30, 1997: CU shall use commercially reasonable efforts to obtain (i) coverage for a period of at least 36 months following the Effective Time for the directors and officers of CU and CU Bank under a directors' and officers' liability insurance policy which is no less protective in terms of coverage or limitations then now possessed by CU covering acts or omissions occurring prior to the Effective Time and actions related to this Agreement and (ii) coverage for a period of at least 36 months following the Effective Time under a bankers' blanket bond which is no less protective in terms of coverage or limitations then now possessed by CU which covers losses incurred prior to the Effective Time and actions related to this Agreement. If no such request is made, BHI shall provide the coverage contemplated by clause (i) of the preceding sentence pursuant to directors' and officers' liability insurance policies maintained by BHI.

                  6.8 Certain Loans and Other Extensions of Credit. CU Bank will promptly inform BHI of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of CU or CU Bank as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). CU Bank will furnish BHI, as soon as practicable, and in any event within 30 days after the end of each calendar month, schedules, including the following: (a) Classified Credits (including with respect to each credit its classification category; (b) nonaccrual credits; (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status; (d) credits delinquent as to payment of principal or interest, including an aging into 30-89 and 90+ day categories;
(e) participating loans and leases, stating,





                                      52.

with respect to each, whether it is purchased or sold; (f) loans or leases (including any commitments) by CU or CU Bank to any CU or CU Bank director, officer at or above the senior vice president level, or shareholder holding five percent (5%) or more of the capital stock of CU, including with respect to each such loan or lease the identity and, to the knowledge of CU, the relation of the borrower to CU or CU Bank, and the outstanding and undrawn amounts; (g) letters of credit; (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount and the write-off amount); and (i) other real estate or assets acquired in satisfaction of debt.

                  6.9 Termination of CU Stock Plan. CU will take all steps necessary to cause the CU Stock Plan to be terminated as of or prior to the Effective Time, and for any CU Options eligible for assumption or replacement pursuant to Section 2.13 and the terms of the BHI Option Plan Amendment, to obtain at the earliest practicable date and prior to the Closing Date a revised stock option contract with each holder of such unexercised options, incorporating such terms as may be necessary in order to make such option contracts consistent with the BHI Option Plan Amendment.

                  6.10 Coordination of Dividends. CU shall coordinate with BHI the declaration of any dividends that may be allowed hereunder in respect of CU and the record date and payment dates relating thereto, it being the intention of the parties that holders of CU Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of CU Stock and any shares of BHI Stock any such holder will receive in exchange therefor in the Merger.

                  6.11 Certain Reserves. CU represents, warrants and agrees that neither CU nor CU Bank has applied, and will not apply prior to the Effective Time, any portion of (x) any reserve existing on its books as of December 31, 1996 (other than reserves for loan and lease losses) except with respect to those specific items and in those specific amounts for which the applicable portion of such reserve was created, and except to the extent that the purpose of such reserve no longer exists and is required to be taken into income under generally accepted accounting principles consistently applied in accordance with prior practices of CU;or (y) any reserves for loan and lease losses except for the purposes for which such reserves were created.

                                  ARTICLE VII

                                COVENANTS OF BHI
                      PENDING EFFECTIVE TIME OF THE MERGER

                 BHI covenants and agrees with CU as follows:





                                      53.

                   7.1 Limitation on BHI's Conduct Prior to Effective Time. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, BHI shall not (a) take any action which would reasonably be expected to adversely affect or delay the ability of BHI or CU to obtain any necessary approvals, consents or waivers of any governmental agency or regulatory authority or other parties required for the transactions contemplated by this Agreement or to adversely affect the ability of BHI to perform its covenants or agreements under this Agreement on a timely basis, (b) amend its Articles of Incorporation in any respect that materially and adversely affects the rights and privileges attendant to the BHI Stock, (c) except as required by law, take or cause to be taken any action which would reasonably be expected to prevent the transactions contemplated hereby from qualifying as a reorganization under Section 368 of the Code (provided it is understood and acknowledged that although BHI has no present plan or intention to reacquire from CU's shareholders the shares of BHI Stock to be issued pursuant to the Merger, BHI does intend to repurchase shares of BHI Stock in the open market from time to time before and after the Effective Time, and nothing in this Agreement shall preclude BHI from such open market purchases of BHI Stock), or (d) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.1.

                   7.2 Affirmative Conduct of BHI Prior to Effective Time. Between the date hereof and the Effective Time, BHI shall:

                 (a) duly observe and conform to all lawful requirements applicable to BHI and its subsidiaries that are material to their business on a consolidated basis;

                 (b) promptly notify CU of any fact or event that does or could reasonably be expected to cause the BHI Schedules to be incorrect in any material respect as of the date of this Agreement or as of the Closing Date; and

                 (c) use commercially reasonable efforts to obtain any requisite third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of BHI on a consolidated basis or that is contemplated or required to be obtained by BHI in connection with the Merger.

                   7.3 Access to Information. Upon reasonable request by CU, BHI shall (i) make its Chief Financial Officer and General Counsel available to discuss with CU and its representatives BHI's operations and (ii) shall provide CU with written information which is (a) similar to the written information that CU reviewed in connection with this Agreement, and (b) related to BHI's business condition, operations and prospects. No information provided under this Section 7.3 shall constitute a waiver or relinquishment on the part of CU of the right to rely upon the representations and warranties made by BHI herein; provided, that CU shall disclose in writing to BHI any fact or circumstance it may discover which CU believes renders any





                                      54.

representation or warranty made by BHI hereunder incorrect in any respect. CU covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning BHI and its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the S-4 or Proxy Statement or become publicly available information by reason of any applications required to be filed with any governmental agency or regulatory authority to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to BHI.

                   7.4 Notices; Reports. BHI will promptly notify CU of any event of which BHI obtains knowledge which has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BHI and its subsidiaries taken as a whole or in the event that BHI determines that it is or is likely to become unable to fulfill any of the conditions to the performance of CU's obligations hereunder, as set forth in Articles IX or X herein, and BHI will furnish CU as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by BHI to its shareholders or other security holders, and all reports filed by BHI with the SEC.

                   7.5 BHI Option Plan Amendment. BHI will take all steps necessary to adopt the BHI Option Plan Amendment, subject to subsequent approval or ratification by BHI's shareholders at BHI's 1998 annual shareholders' meeting, and take any other actions necessary or appropriate to effect the assumption of CU Options contemplated by Section 2.13(a). The Board of Directors of BHI shall recommend that its shareholders approve or ratify the BHI Option Plan Amendment and use its reasonable best efforts to obtain the affirmative vote of the outstanding BHI Stock to approve or ratify the BHI Option Plan Amendment. At or prior to the 1998 annual meeting of BHI's shareholders, BHI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of BHI Stock for delivery upon exercise of CU Options assumed by it in accordance with Section 2.13(a). Within two Business Days following such approval or ratification, BHI shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the CU Stock subject to such CU Options. BHI shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses related thereto) for so long as the CU Options remain outstanding.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

                    8.1   Regulatory Matters.





                                      55.

                 (a) BHI and CU shall promptly prepare and BHI shall file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. BHI shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and CU shall promptly thereafter mail the Proxy Statement to its shareholders. BHI shall also use all reasonable efforts to obtain any necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and obtain the approval for listing on the NYSE of the shares of BHI Stock to be issued in the Merger. CU shall furnish all information concerning CU and the holders of CU Stock as may be reasonably requested in connection with any such action. Each party shall immediately notify the other party in writing in the event that such party becomes aware that the S-4 or Proxy Statement at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or that the S-4 or the Proxy Statement otherwise is required to be amended or supplemented, which notice shall specify, in reasonable detail, the circumstances thereof.

                 (b) The parties hereto shall cooperate with each other and use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental agencies and regulatory authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and (subject to Section 11.4) to comply with the terms and conditions of all such permits, consents, approvals, and authorizations and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BHI or CU, as the case may be, and any of their respective subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                 (c) BHI and CU shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or the S-4 or any other statement, filing, notice or application made by or on behalf of BHI, CU or any of their respective subsidiaries to any governmental authority in connection with the transactions contemplated by this Agreement.





                                      56.

                 (d) BHI and CU shall promptly advise each other upon receiving any communication from any governmental agency or regulatory authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that the approval of any governmental agency or regulatory authority required to consummate the transactions contemplated as this Agreement will not be obtained or that the receipt of any such approval will be materially delayed beyond August 31, 1997.

                 8.2      Legal Conditions to Merger.

                 (a) Each of BHI and CU shall, and shall cause each of its subsidiaries to, use its reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Articles IX, X and XI hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental agency or regulatory authority which is required to be obtained by CU or BHI or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and (subject to Section 11.4) to comply with the terms and conditions of any such consent, authorization, order or approval.

                 (b) Each of BHI and CU agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

                 8.3 Customer Calls. Following regulatory and shareholder approval and prior to the Effective Time, representatives of BHI will be permitted to conduct joint calls, accompanied by representatives of CU Bank, upon such of CU Bank's customers and upon such schedule as are agreed upon between the parties; provided, however, that in the event that either party terminates this Agreement in accordance with the terms hereof, BHI shall not, for a period of one (1) year from the date of the termination of this Agreement contact any customer of CU Bank contacted pursuant to this Section 8.3.

                 8.4 Certain Filings, Consents and Arrangements. BHI, CU and CU Bank shall (a) promptly make any filings and applications required to be filed in order to obtain all





                                      57.

requisite approvals, consents and waivers of the FRB, the Superintendent, the Commissioner and any other governmental agencies or regulatory authorities necessary or appropriate for the consummation of the transactions contemplated hereby, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant Federal, state or foreign law or regulation, (ii) in providing the other a reasonable opportunity to review and comment upon the publicly available portions of such filings, and (iii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of publicly available portions of all such filings and applications promptly after they are filed.

                 8.5 Additional Agreements; Parties. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from all applicable governmental authorities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents (including consent to assignment of leases where required) and regulatory approvals.

                 8.6 Publicity. The initial press release announcing this Agreement shall be a joint press release or dual press releases, which in either case shall (subject to the proviso in the last sentence of this section) be issued only with the prior approval of the other party as to the content and timing thereof. Thereafter BHI and CU shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental authority or with any national securities exchange with respect thereto. Neither party shall issue any such press release or public statement concerning the transactions contemplated hereby without the prior approval of the other party, which shall not be unreasonably withheld or delayed; provided that if either party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the approval of the other party, but only after affording such party a reasonable opportunity to review and comment upon the disclosure.

                 8.7 Pre-Closing Adjustments. At or before the Closing, CU and CU Bank shall make such accounting entries or adjustments, including charge-offs of loans, as BHI shall direct in order to implement its plans for CU Bank following the Closing or to reflect expenses and costs related to the Merger; provided, however, that (a) CU and CU Bank shall not be required to take such actions more than one day prior to the Closing Date or prior to the time BHI agrees in writing that all of the conditions to its obligation to close as set forth in Article XI





                                      58.

have been satisfied or waived, and (b) based upon consultation with counsel and accountants for CU, no such adjustment shall (i) require any filing with any governmental agency or regulatory authority, (ii) violate any law, rule or regulation applicable to CU or CU Bank, or (iii) otherwise materially disadvantage CU or CU Bank if the Merger were not consummated; provided that in any event, no accrual or reserve made by CU or CU Bank pursuant to this Section 8.7, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information, shall not be construed as concurrence of CU's or CU Bank's management with any such adjustments, and shall not affect the Exchange Ratio or the Per Share Cash Consideration.

                 8.8 Director Resignations. CU shall use reasonable efforts to cause to be delivered to BHI at the Closing, the resignations of all of the directors of CU and CU Bank (other than those directors of CU Bank designated by BHI prior to the Closing Date to remain in office after the Effective Time), to be effective at the Effective Time.

                 8.9      [Reserved.]

                 8.10     [Reserved.]

                 8.11 Notices and Communications. CU and CU Bank shall, if requested to do so by BHI cooperate with BHI by sending necessary or appropriate customer notifications and communications as drafted by BHI to advise such customers of the impending transaction and of plans following the Effective Time.

                 8.12 Insurance Policies Assignment. CU and CU Bank shall make commercially reasonable efforts to obtain consent to partial or complete assignments of any of their insurance policies if requested to do so by BHI, to the extent necessary to maintain the benefits thereof to BHI and to CU Bank after the Merger. CU and CU Bank shall also inform BHI no later than the Closing Date of any material unfiled insurance claims of which they have knowledge and for which they believe coverage exists.

                 8.13     Affiliates and Five Percent Shareholders.

                 (a) At least 40 days prior to the anticipated Closing Date, CU after consulting with its counsel shall deliver to BHI a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of CU, "affiliates" of CU for purposes of Rule 145 under the Securities Act, and CU shall update that letter as of the Closing Date. CU





                                      59.

shall use all reasonable efforts to cause each such affiliate to deliver to BHI at or prior to the Closing Date a written "Affiliates" agreement, substantially in the form of Exhibit C.

                 (b) Prior to the Closing Date, CU shall use all reasonable efforts to cause each Person or group of Persons who holds five percent (5%) or more of CU's Stock (regardless of whether such Person is an "affiliate") to deliver to the firm delivering the opinion pursuant to Section
9.4 a letter stating that such shareholder(s) have no present intention to dispose of the BHI Stock he or she or they will receive in the Merger, and committing that he, she or they will not dispose of such BHI Stock in such a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                 8.14 Letters of CU's Accountants. CU shall use all reasonable efforts to cause to be delivered to BHI letters of Arthur Andersen, LLP, CU's independent auditors, dated as of the date on which the S-4 shall become effective and as of the Closing Date and addressed to BHI and its directors who sign the S-4, in form and substance reasonably satisfactory to BHI, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

                 8.15 Shareholders' Agreement. CU will use all reasonable efforts to cause all of the directors of CU who own CU Stock to execute and deliver to BHI concurrently with execution of this Agreement one or more shareholders' agreements substantially in the form of Exhibit D hereto, committing such Persons, among other things, to vote their shares of CU Stock in favor of the Merger at the CU Shareholders' Meeting held for that purpose, and to comply with certain representations concerning the ownership and disposition of CU Stock.

                 8.16 Cooperation of CU Bank. CU shall and shall cause CU Bank to cooperate with BHI in all reasonable respects relevant to this Agreement or the transactions contemplated hereby. Any provision of this Agreement requiring CU Bank to take or refrain from taking any action shall be construed as requiring CU to cause CU Bank's compliance therewith.


                                   ARTICLE IX

                       CONDITIONS PRECEDENT TO THE MERGER

                 The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

                 9.1 Shareholder Approval. The transactions contemplated hereby shall have received all requisite approvals of the shareholders of CU.





                                      60.

                 9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding by any governmental agency or entity or any regulatory authority or court which prohibits, enjoins or restrains consummation of the Merger or the other transactions contemplated by this Agreement.

                 9.3 Regulatory Approvals. To the extent required by applicable law or regulation, there shall have been obtained or granted all approvals, waivers or consents of any governmental agency or regulatory authority, including, without limitation, those of the FRB, necessary for consummation of the Merger and the transactions contemplated hereby, all such approvals, waivers or consents shall remain in full force and effect, and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied, and there shall be in effect no statute, rule or regulation that prohibits or makes illegal consummation of the Merger.

                 9.4 Tax Opinion. BHI and CU shall have received an opinion dated the Closing Date from Carlsmith Ball Wichman Case & Ichiki, counsel to BHI, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Closing Date, (i) the Merger will qualify as a reorganization under Section 368 of the Code, and (ii) BHI and CU will each be a party to such reorganization within the meaning of Section 368(b) of the Code. The representations which will be required of BHI and of CU in connection with the opinion shall include those set forth in Exhibit E hereto, together with such other representations as may reasonably be requested by such counsel.

                 9.5 S-4 and Proxy Statement. The S-4 shall have become effective under the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order and copies of the Proxy Statement shall have been timely mailed to the shareholders of record of CU on the record date.

                 9.6 NYSE Listing. The shares of BHI Stock issuable to holders of CU Stock upon consummation of the Merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

                                   ARTICLE X

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CU





                                      61.

                 All of the obligations of CU to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CU:

                 10.1 Legal Opinion. CU shall have received the opinion of Carlsmith Ball Wichman Case & Ichiki, counsel to BHI, dated as of the Closing Date, in substantially the form required by Exhibit F hereto.

                 10.2 Representations and Warranties; Performance of Covenants. All covenants, terms and conditions of this Agreement to be complied with and performed by BHI at or before the Closing Date shall have been complied with and performed in all material respects; the representations and warranties of BHI contained herein shall have been true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date (or on the date when made in the case of a representation or warranty which by its express provisions is made with respect to a date prior to the date of this Agreement), with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                 10.3 Absence of Certain Changes. Between the date of this Agreement and the Effective Time, there shall not have occurred any change or event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of BHI and its subsidiaries taken as a whole, whether or not such event, change or effect is reflected in any amendment or supplement to the BHI Schedules delivered after the date of this Agreement.

                 10.4 Officers' Certificate. There shall have been delivered to CU on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of BHI certifying compliance with all of the provisions of Sections 10.2 and 10.3.

                 10.5 BHI Option Plan Amendment. The Board of Directors of BHI shall have adopted the BHI Option Plan Amendment, subject to subsequent approval or ratification by BHI's shareholders.

                                   ARTICLE XI

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF BHI

                 All of the obligations of BHI to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by BHI:





                                      62.

                 11.1 Legal Opinion. BHI shall have received the opinion of Sullivan & Cromwell, counsel to CU, or other counsel acceptable to BHI, dated as of the Closing Date, in substantially the form required by Exhibit G hereto.

                 11.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by CU at or before the Closing Date shall have been complied with and performed in all material respects; the representations and warranties of CU contained herein shall have been true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date (or on the date when made in the case of a representation or warranty which by its express provisions is made with respect to a date prior to the date of this Agreement), with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                 11.3 Authorization of Mergers. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by CU, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of CU, as required by applicable law, and CU shall have full power and right to merge pursuant to this Agreement and the Agreement of Merger.

                 11.4 Absence of Regulatory Conditions. There shall not be any action taken by any governmental entity or agency or regulatory authority in connection with the grant of any approval, waiver or consent referred to in
Section 9.3, or any statute, rule, regulation or order enacted, entered, proposed or deemed applicable to the Merger, which does or would impose any condition or restriction upon the Surviving Company or any of its subsidiaries (including CU Bank after the Merger) that BHI reasonably determines in the good faith exercise of its business judgment would be materially burdensome to BHI or any such subsidiary in the context of the transactions contemplated by this Agreement.

                 11.5 Third Party Consents. CU shall have obtained all consents of other parties to its and CU Bank's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

                 11.6 Absence of Certain Changes. Between the date of this Agreement and the Effective Time, there shall not have occurred any change or event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of CU and its subsidiaries taken as a whole, whether or not such event, change or effect is reflected in any amendment or supplement to the CU Schedules delivered after the date of this Agreement.





                                      63.

                 11.7 Officers' Certificate. There shall have been delivered to BHI on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of each of CU and CU Bank certifying compliance with all of the provisions of Sections 11.2, 11.3, 11.5 and 11.6.

                 11.8 Blue Sky Matters. The issuance of the BHI Stock in the Merger shall have been qualified or registered with the appropriate governmental entity under any applicable state securities or Blue Sky laws, and such qualifications or registrations shall be in effect on the Closing Date, if required by such laws.

                 11.9 Affiliate Agreements. Each of those Persons identified by CU pursuant to Section 8.13(a) shall have executed and delivered to BHI agreements acceptable to BHI in substantially the form of Exhibit C.

                 11.10 Shareholder's Agreements.. The directors of CU shall have executed and delivered to BHI shareholder's agreements acceptable to BHI in substantially the form of Exhibit D.

                 11.11 Comfort Letters. BHI and its directors who sign the S-4 shall have received from CU's independent auditors each of the letters contemplated by Section 8.14.

                 11.12 CU Stock Option Agreement. Concurrently with the execution of this Agreement, CU shall have executed and delivered to BHI the CU Stock Option Agreement.

                 11.13 Resignations. BHI shall have received resignations of all of the directors of CU and CU Bank, other than those directors of CU Bank designated by BHI prior to the Closing Date to remain in office after the Effective Time, which resignations shall be effective as of the Effective Time.

                 11.14 Payment of Expenses. At least three Business Days prior to the Closing Date, all attorneys, accountants, investment bankers and other advisors and agents for CU and CU Bank shall have submitted to CU (with a copy to BHI) estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, CU shall have prepared and submitted to BHI a summary of such fees and expenses for the transaction. At the Closing Date (i) such advisors shall have submitted their full final bills for such fees and expenses to CU and CU Bank for services rendered and expenses incurred through the fifth Business Day preceding the Closing Date, with a copy to be delivered to BHI, and based on such final bills, CU shall have prepared and submitted to BHI a final calculation of such fees and





                                      64.

expenses, (ii) CU and CU Bank shall have accrued and paid the amount of such fees and expenses as calculated above, after BHI has been given an opportunity to review and comment upon all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released BHI from liability for all such fees and expenses. BHI shall not be liable for any such fees and expenses. The foregoing provisions shall not preclude the subsequent payment to any such advisor of fees and expenses incurred between the fifth Business Day preceding the Closing Date and the Effective Time that are reasonably consistent with the good faith estimate submitted by such advisor, and shall not require the release by Montgomery Securities of its rights under its indemnification agreement with CU included in the agreement referred to in
Section 4.15.

                 11.15 Dissenters. Dissenting Shares shall not exceed 10% of the aggregate number of issued and outstanding shares of CU Stock.

                 11.16 Deposits. At the close of business on the last day of the month preceding the Effective Time, total deposits (excluding CD Network deposits) of CU Bank, calculated pursuant to regulatory accounting principles and generally accepted accounting principles, shall be no less than $605 million.

                 11.17 Audit Opinion. CU's independent auditors shall have issued an unqualified opinion with respect to the audited financial statements of CU included in its Report on Form 10-K for the year ended December 31, 1996.

                                  ARTICLE XII

                                EMPLOYEE MATTERS

                 12.1 Employee Benefits. Employee benefits provided to employees of CU Bank following the Effective Time shall, in the aggregate, be substantially equivalent to the employee benefits to which such employees were entitled and which were in effect as of the date hereof. Notwithstanding the foregoing, nothing herein contained shall require BHI or any subsidiary of BHI (including CU Bank after the Merger) to maintain any particular plan, program, policy or arrangement following the Effective Time. BHI will, and will cause CU Bank after the Effective Time to perform its obligations existing as of the Effective Time under those employee (or former employee) benefit obligations, employment agreements and severance agreements that are listed on Schedule 12.1, each in accordance with its terms.

                 12.2 Prior Service Credit. Employees of CU Bank who become participants in any employee benefit plan, practice or policy of BHI or its subsidiaries shall be given credit thereunder for all service prior to the Effective Time with CU or CU Bank, or any predecessor employer (to the extent such credit was given by CU or its CU Bank), for purposes of eligibility and vesting, for determination of benefits such as vacation and sick leave allowances, and for





                                      65.

such other purposes, if any (other than benefit accrual) for which such service is either taken into account or recognized by BHI or its subsidiaries.

                 12.3 Management Retention and Other Agreements. CU will make cash payments to Stephen G. Carpenter and David I. Rainer at the Effective Time in the amount of $265,000 and $212,000, respectively. In addition, CU Bank shall at least eight days before the Closing Date enter into (i) agreements in the form attached as Exhibit H with the CU Bank employees listed on Exhibit I, providing for payment to such individuals of the respective amounts set forth on Exhibit I and (ii) an agreement in the form attached as Exhibit J with Patrick Hartman.

                 12.4 Grant of BHI Options. Within five (5) Business Days following the Effective Time, BHI shall grant BHI Options pursuant to the BHI Stock Option Plan to those individuals identified as option recipients on Exhibit G (except that no such options shall be issued to any such person who is not an employee of CU Bank at the Effective Time). Each such option shall be for the number of shares of BHI Stock set forth on Exhibit G for such employee, shall conform with the terms and conditions of the BHI Stock Option Plan, and shall be an incentive stock option under Code Section 422 that (a) has an exercise price equal to the fair market value of BHI Stock as of the date of grant; (b) vests upon one (1) year of employment following the date of grant; (c) has a ten (10) year term; (d) is exercisable for a period of no longer than one (1) year following the death or disability of the optionee;
(e) is exercisable for a period of no longer than three (3) months following any other termination of employment by optionee; (f) will be forfeited in the event of termination of employment by optionee for "cause" (within the meaning of the Plan); and (g) will be immediately exercisable in the event of a "change in control" (within the meaning of the Plan) of BHI.

                 12.5 Payment of Accrued Bonuses. CU shall be entitled on or prior to the Closing Date to pay employee bonuses accrued in the ordinary course of business through the end of the month immediately preceding the Closing Date pursuant to bonus arrangements which are disclosed on the CU Schedules, in amounts that are consistent with CU's historical compensation practices.

                 12.6 Indemnification of Directors and Officers. BHI agrees that all rights to indemnification or exculpation existing as of January 31, 1997 in favor of the directors and officers of CU or CU Bank as provided in their respective articles of incorporation, bylaws, or in any indemnification agreements listed and identified as such on the CU Schedules shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect for a period of six years following the Effective Time.

                                  ARTICLE XIII





                                      66.

                                  TERMINATION

                 13.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

                 (a) by the mutual consent of BHI and CU if the Board of Directors of each so determines;

                 (b) by BHI or CU, if its Board of Directors so determines, if any governmental authority or regulatory agency (including without limitation the FRB) shall have denied any approval, waiver or consent required for consummation of the Merger and such denial has become final and nonappealable;

                 (c)      by BHI, if its Board of Directors so determines, if
(i) CU's Board of Directors fails to recommend approval of the Agreement to the shareholders of CU or withdraws, revokes or materially modifies its recommendation in a manner adverse to BHI; (ii) the shareholders of CU fail to approve the Agreement at the CU Shareholders' Meeting; or (iii) there occurs a material breach by CU of any representation, warranty or agreement contained herein which is not cured or not curable within thirty (30) days after written notice of such breach is given to CU (but in the case of such event that is curable within such 30-day period, this Agreement shall not be terminated pursuant to this Section 13.1(c) or Section 13.1(e) unless such 30-day period has first elapsed);

                 (d) by CU, if its Board of Directors so determines, in the event of a material breach by BHI of any representation, warranty or agreement contained herein which is not cured or not curable within thirty (30) days after written notice of such breach is given to BHI (but in the case of such event that is curable within such 30-day period this Agreement shall not be terminated pursuant to this Section 13.1(d) or Section 13.1(e) unless such 30-day period has first elapsed);

                 (e) by BHI or CU if its Board of Directors so determines, in the event that the Merger is not consummated on or prior to September 30, 1997 (except that such date shall be extended at the request of either party for a period not to exceed ninety (90) days, if as of September 30, 1997, there remain pending any applications for regulatory approvals other than appeals of regulatory approvals which have been denied); provided that a party shall not be entitled to terminate this Agreement pursuant to this Section 13.1(e) if the failure to consummate the Merger by such time is due to the breach of any representation, warranty or agreement in this Agreement by the party seeking to terminate;

                 (f) by BHI or CU if its Board of Directors so determines, if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have





                                      67.

issued a final and nonappealable permanent order or injunction enjoining, or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order or injunction shall have expired without such appeal or petition being granted;

                 (g) by CU, if its Board of Directors so determines, if both: (i) the Closing Price of BHI Stock for any period of ten (10) consecutive trading days prior to the Closing Date is less than $37.71875 and
(ii) for each such day the number obtained by dividing the Closing Price of BHI Stock by $44.375 is less than 85% of the number obtained by dividing the Index Price for that day by 524.05. For purposes of clause (ii), the results of each required calculation shall be rounded to the nearest ten-thousandth. The "Index Price" for any day shall mean the closing price of the Standard & Poor's Bank Index (symbol: BIX);

                 (h) by BHI, if (i) CU shall have exercised a right specified in the proviso set forth in Section 6.2(b) with respect to any Alternative Transaction and shall, directly or through agents or representatives, continue discussions with any third party concerning such Alternative Transaction for more than ten (10) Business Days after the date CU was first apprised of such Alternative Transaction; or (ii) a proposal to effect an Alternative Transaction shall have been commenced, publicly announced or communicated to CU which contains a proposal as to price (without regard to the specificity of such price proposal) and CU shall not have rejected such proposal within 10 Business Days of its receipt or the date its existence first becomes publicly disclosed, if earlier; or

                 (i) by BHI or CU, if its Board of Directors so determines, if the Closing Price of BHI Stock for any period of ten (10) consecutive trading days prior to the Closing Date is less than $35.50. Neither the Per Share Cash Consideration nor the Exchange Ratio determined pursuant to Section 2.2(a)(i) shall be affected by the absence of a determination by the Board of Directors of BHI or CU to exercise a termination right under this subsection (i).

                 13.2 Effect of Termination. If this Agreement is terminated pursuant to this Article XIII, this Agreement shall be void and have no further effect, except that no termination of this Agreement under this
Article XIII for any reason or in any manner shall release, or be construed as so releasing, CU or BHI from its or their respective obligations (a) under the CU Stock Option Agreement (termination of which shall be governed by the terms of that agreement), (b) under the last sentence of Section 6.4, the last sentence of Section 7.3, or under Section 14.1 hereof, or (c) from any liability or damage to the other party hereto arising out of in connection with or otherwise relating to, directly or indirectly, said party's intentional breach, default or failure to perform any of its covenants, agreements, duties or obligations arising hereunder.

                                  ARTICLE XIV





                                      68.

                                 MISCELLANEOUS

                 14.1 Expenses. Each party hereto shall pay its own costs and expenses, including but not limited to those of its attorneys and accountants, in connection with this Agreement and the transactions contemplated hereby.

                 14.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To CU:                    16030 Ventura Boulevard
                          Encino, California  91436-4487
                          Attention:  Stephen G. Carpenter
                          Facsimile Number:  (818) 907-5024


With copies to:           Anita Wolman, Esq.
                          16030 Ventura Boulevard
                          Encino, California  91436-4487
                          Facsimile Number: (818) 907-5024

and                       Sullivan & Cromwell
                          444 South Flower Street
                          Los Angeles, CA 90071-2901
                          Attention: Stanley F. Farrar, Esq.
                          Facsimile Number: (213) 683-0457

To BHI:                   Bancorp Hawaii, Inc.
                          130 Merchant Street
                          Honolulu, Hawaii  96813
                          Attention: David A. Houle
                          Facsimile Number: (808) 537-8637

With copies to:           Joseph T. Kiefer, Esq.
                          130 Merchant Street
                          Honolulu, Hawaii  96813
                          Facsimile Number:  (808) 538-4346

and                       Carlsmith Ball Wichman Case & Ichiki








                                      69.

                          Pacific Tower, Suite 2200
                          1001 Bishop Street
                          Honolulu, Hawaii  96813
                          Attention:  J. Thomas Van Winkle, Esq.
                          Facsimile Number:  (808) 523-0842

                 Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or sent by facsimile transmission, or on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the Persons shown above may change its address for purposes of this Section by giving notice in accordance herewith.

                 14.3 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

                 14.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one original document.

                 14.5 Effect of Representations and Warranties. The representations and warranties of CU and BHI contained in this Agreement shall terminate immediately after the Effective Time.

                 14.6     Third Parties.  Except for the final sentence of
Section 12.1 and Sections 12.3, 12.4 and 12.6, or as provided in Exhibits H and J, this Agreement shall not benefit or create any right or cause of action on the part of any Person other than BHI and CU.

                 14.7 Schedules; Exhibits; Integration. Each Schedule, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Schedules and letters need not be attached to each copy of this Agreement. This Agreement, together with such Schedules, exhibits and letters, and the CU Stock Option Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. The Confidentiality Agreement dated November 22, 1996 between CU and BHI is terminated as of the date of this Agreement, except that the provisions of Section IX.A. shall remain in effect (it being agreed that such provisions shall not apply to any acquisition of securities of CU pursuant to the Stock Option Agreement).

                 14.8     Knowledge; Materialty.





                                      70.

                 (a) All references herein to the "knowledge" or "best knowledge" of BHI or of CU shall mean facts and other information which an executive vice president, chief financial officer, controller or senior vice president (and any officer superior to any of the foregoing) of BHI or of CU (and, in the case of CU, of any such officer of CU Bank whether or not knowledge of CU Bank is expressly referred to), knows as a result of the performance of his or her duties, or that such officer or a senior executive officer of a bank or bank holding company similar to such party with similar duties reasonably should know after diligent inquiry.

                 (b) All references herein to Amaterial adverse change@ or Amaterial adverse effect@ shall not include the effect of any change in Federal or state banking laws or regulations or any change in generally accepted accounting principles, in each case affecting depository institutions or depository institution holding companies generally.

                 14.9 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions.

                 14.10 Schedules. The Schedules are an integral part of this Agreement, and each Schedule shall be applicable as if set forth in full in the text hereof. In the event there is any absolute unconditional representation contained in this Agreement, said representation shall be modified by any contrary information specifically referring to said representation that is set forth in any Schedule.

                 14.11 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

                 14.12 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein without a materially adverse impact on the financial or business benefits to the parties hereto that would otherwise be provided by this Agreement.

                 14.13 Waiver and Modification. Prior to the Effective Time, any provision of this Agreement may be waived by the party benefitted by that provision or by both parties. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, may be modified or amended by action of the Boards of Directors of CU and BHI, without action by





                                      71.

their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

                 14.14 Attorney's Fees. In the event either party to this Agreement brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach by such other party of any duty or obligation created hereunder, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, reasonable legal fees and court costs (whether or not taxable as such).

                 14.15 JURY WAIVER. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY MATTER ARISING OUT OF THIS AGREEMENT OR RELATED TO THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION OR MATTER CONTEMPLATED IN THIS AGREEMENT.

                 IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.


                                       CU BANCORP

                                       By:              S/S
                                          --------------------------------
                                          Name:  Stephen G. Carpenter
                                          Title:  Chief Executive Officer


                                       BANCORP HAWAII, INC.


                                       By:              S/S
                                          --------------------------------
                                          Name: Joseph T. Kiefer
                                          Title:   General Counsel










                                      72.